Exhibit 4.9

NOTICE OF MEETING AND

MANAGEMENT INFORMATION CIRCULAR

FOR THE ANNUAL GENERAL MEETING OF

SHAREHOLDERS OF

CONCORDIA HEALTHCARE CORP.

THIS MANAGEMENT INFORMATION CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY THE MANAGEMENT OF CONCORDIA HEALTHCARE CORP. OF PROXIES TO BE VOTED AT THE ANNUAL GENERAL MEETING OF ALL SHAREHOLDERS.

To be held at the Toronto Region Board of Trade

Ketchum/Osgoode Room, First Canadian Place

Suite 350, 77 Adelaide Street West

Toronto, Ontario

at 10:00 a.m. (EDT) on June 25, 2015

May 25, 2015

These materials are important and require your immediate attention. They require Shareholders to make important decisions. If you are in doubt as to how to deal with these materials or the matters they describe, please contact your financial, legal, tax or other professional advisors.

May 25, 2015

Dear Fellow Shareholders,

On behalf of Concordia Healthcare Corp. (“Concordia”), it is with great pleasure that we invite you to attend our annual general meeting of shareholders to be held at 10:00 a.m. (EDT) on June 25, 2015 in the Ketchum/Osgoode Room of the Toronto Region Board of Trade at Suite 350, 77 Adelaide Street West Toronto, Ontario. Your participation at this meeting is very important and we encourage you to review the attached information circular, which includes important information for the holders of Concordia common shares. We encourage you to vote on the matters set out in the information circular by following the proxy instructions set out therein and returning your proxy or voting instruction form (as applicable) by the applicable deadline.

Since the completion of our going-public transaction in December 2013, we have overseen a period of great change and development at Concordia and since our last annual meeting of shareholders, held in June 2014, Concordia has fortified its cash position and completed the acquisitions of Zonegran® and substantially all of the commercial assets of privately held Covis Pharma S.à.r.l. and Covis Injectables, S.à.r.l. These achievements would not have been possible without the support of our management team and the members of Concordia’s board of directors. As Mr. Ronald Schmeichel and Mr. John Huss have decided not to stand for re-election at Concordia’s annual meeting, I would like to thank Ron and John for the dedication and service they provided to Concordia during the past few years. In particular, I would like to thank Ron for his leadership in the establishment of Concordia. Ron was instrumental in Concordia’s start-up financing and in taking the Company public. His guidance during that time was critical to Concordia’s success.

Most importantly, I would like to thank Concordia’s shareholders. Concordia’s success is driven by your support and we are sincerely grateful to each of you for having chosen to accompany us on this journey. We look forward to building on our past accomplishments with your continued support.

Yours truly,

<Signed> Mark Thompson
Mark Thompson
President and Chief Executive Officer
Concordia Healthcare Corp.

CONCORDIA HEALTHCARE CORP.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be held on June 25, 2015

NOTICE IS HEREBY GIVEN that the Annual General Meeting (the “Meeting”) of the holders (“Shareholders”) of common shares (“Common Shares”) of Concordia Healthcare Corp. (the “Corporation”) will be held at the Toronto Region Board of Trade, Ketchum/Osgoode Room, First Canadian Place, Suite 350, 77 Adelaide Street West, Toronto, Ontario at 10:00 a.m. (EDT) on June 25, 2015 for the following purposes:

(a)	to receive the consolidated financial statements of the Corporation, for the year ended December 31, 2014, including the auditors’ report thereon (the “Financial Statements”);

(b)	to elect directors of the Corporation (the “Directors”) who will serve until the end of the next annual meeting of Shareholders or until their successors are elected or appointed;

(c)	to appoint the auditor of the Corporation for the ensuing year and to authorize the Directors to fix the remuneration to be paid to the auditor; and

(d)	to transact such further and other business as may properly come before the Meeting or the reconvening of any adjournment or postponement thereof.

Additional information on the above matters can be found in the management information circular dated May 25, 2015 (the “Circular”) under the heading “Business of the Meeting”.

The Board of Directors of the Corporation (the “Board”) has fixed the close of business on May 7, 2015 as the record date (the “Record Date”) for the determination of Shareholders entitled to notice of and to vote at the Meeting and at any adjournment or postponement thereof.

The Circular, this notice of Meeting (the “Notice”), the form of proxy and the voting instruction form (collectively, the “Meeting Materials”) are being mailed to Shareholders of record as at the Record Date and are available online under the Corporation’s profile on the System for Electronic Document Analysis and Retrieval (“SEDAR”), at www.sedar.com. Shareholders are reminded to review the Meeting Materials before voting.

If you do not expect to attend the Meeting in person, please promptly complete and sign the enclosed form of proxy and return it for receipt by no later than 10:00 a.m. (EDT) on June 23, 2015. If you receive more than one proxy form because you own Common Shares registered in different names or addresses, each proxy form should be completed and returned.

If you are a Non-Registered Shareholder (as defined in the Circular under the heading “Non-Registered Shareholders”), accompanying this Notice is a voting instruction form for your use. If you receive these materials through your broker or another intermediary, please complete and sign the materials in accordance with the instructions provided to you by such broker or other intermediary.

Dated at Toronto, Ontario, this 25th day of May, 2015.

BY ORDER OF THE BOARD OF DIRECTORS OF CONCORDIA HEALTHCARE CORP.

By:	<Signed> Mark Thompson
	Name:	Mark Thompson
	Title:	President and Chief Executive Officer

- i -

MANAGEMENT INFORMATION CIRCULAR

Introduction

This Circular is furnished to Shareholders in connection with the solicitation of proxies by and on behalf of the management of the Corporation for use at the Meeting and any adjournment or postponement thereof, for the purposes set forth in the attached Notice.

The Meeting Materials are being mailed on or before June 3, 2015 to Shareholders of record as at the Record Date. The Corporation will bear all costs associated with the preparation and mailing of the Meeting Materials, as well as the cost of the solicitation of proxies. The solicitation will be primarily by mail; however, officers and regular employees of the Corporation may also directly solicit proxies (but not for additional compensation) personally, by telephone, by facsimile or by other means of electronic transmission. Banks, brokerage houses and other custodians and nominees or fiduciaries will be requested to forward proxy solicitation material to their principals and to obtain authorizations for the execution of proxies and will be reimbursed for their reasonable expenses in doing so.

All information contained in this Circular is given as of May 25, 2015 unless otherwise specifically stated. Certain capitalized terms used but not defined herein have the meanings given to them in the Notice of Annual General Meeting of Shareholders delivered with this Circular.

Currency

Except where otherwise indicated, all dollar amounts set forth in this Circular are in United States (“U.S.”) dollars, the currency used by the Corporation to report its financial statements.

GENERAL PROXY MATTERS

Voting in Person at the Meeting

A registered holder of Common Shares (“Registered Shareholder”), or a beneficial owner who has appointed itself to represent it at the Meeting, will appear on a list of Shareholders prepared by Equity Financial Trust Company, the registrar and transfer agent for purposes of the Meeting. To vote in person at the Meeting each Registered Shareholder or appointee will be required to register for the Meeting by identifying himself/herself/itself at the registration desk. Non-Registered Shareholders (as defined in this Circular under the heading “Non-Registered Shareholders”) must appoint themselves as a proxyholder to vote in person at the Meeting.

Solicitation of Proxies

The information contained in this Circular is furnished to Shareholders in connection with the solicitation of proxies to be used at the Meeting. The solicitation of proxies by this Circular is being made by or on behalf of the management of the Corporation and the total cost of the solicitation will be borne by the Corporation. The solicitation of proxies will be primarily by mail, but may also be in person or by telephone, fax or oral communication without special compensation by officers or employees of the Corporation. Banks, brokerage houses and other custodians and nominees or fiduciaries will be requested to forward proxy solicitation material to their principals or beneficial owners and to obtain authorizations for the execution of proxies. The Corporation will reimburse these banks, brokerage houses and other custodians and nominees or fiduciaries for the reasonable costs incurred in obtaining authorization to execute forms of proxy from their principals or beneficial owners.

Appointment of Proxies

The persons named in the enclosed form of proxy are Directors and/or officers of the Corporation. Each Shareholder has the right to appoint a person or entity, other than the persons designated by management in the form of proxy, to represent the Shareholder at the Meeting. A Shareholder giving a proxy can strike out the names of the management designees printed in the accompanying form of proxy and insert the name of another designated person or entity in the space provided, or the Shareholder may complete another form of proxy. A proxy designee need not be a Shareholder of the Corporation.

Those Shareholders who wish to be represented at the Meeting by proxy must complete and deliver a proper form of proxy to TMX Equity Transfer Services either in person, or by mail or courier, to 200 University Avenue, Suite 300, Toronto, Ontario, M5H 4H1, by fax at (416) 595-9593 or via the internet at www.voteproxyonline.com.

The form of proxy must be deposited with TMX Equity Transfer Services by no later than 10:00 a.m. (EDT) on June 23, 2015, or with the Chairman of the Meeting before the commencement of the Meeting, or if the Meeting is adjourned or postponed, not less than 48 hours, excluding Saturdays, Sundays and statutory holidays, preceding the time of reconvening such adjourned or postponed Meeting or with the Chairman of the Meeting before the commencement of the reconvening of such adjourned or postponed Meeting.

If a Shareholder who has completed a form of proxy attends the Meeting in person, any votes cast by such Shareholder on a poll will be counted and the completed form of proxy will be disregarded.

Non-Registered Shareholders

The information set forth in this section is of importance to many Shareholders, as a substantial number of Shareholders do not hold Common Shares in their own name. Shareholders who hold their Common Shares through brokers, intermediaries, trustees or other persons, or who otherwise do not hold their Common Shares in their own name (referred to in this Circular as “Non-Registered Shareholders”) should note that only proxies deposited by Registered Shareholders (that is, Shareholders whose names appear on the records maintained by the registrar and transfer agent or nominee for the Common Shares as registered holders of Common Shares) will be recognized and acted upon at the Meeting. If Common Shares are listed in an account statement provided to a Non-Registered Shareholder by a broker, those Common Shares will, in all likelihood, not be registered in the Shareholder’s name. Such Common Shares will more likely be registered under the name of the Shareholder’s broker or an agent of that broker. In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for CDS Clearing and Depository Services Inc., which acts as nominee for many Canadian brokerage firms). Common Shares held by brokers (or their agents or nominees) on behalf of a broker’s client can only be voted at the direction of the Non-Registered Shareholder. Without specific instructions, brokers (or their agents and nominees) are prohibited from voting shares for the broker’s clients. Subject to the following discussion in relation to NOBOs (as defined below), the Corporation does not know for whose benefit the Common Shares registered in the name of CDS & Co., a broker or another agent or nominee, are held.

There are two categories of Non-Registered Shareholders for the purposes of applicable securities regulatory policy in relation to the mechanism of dissemination to Non-Registered Shareholders of proxy-related materials and other securityholder materials and the request for voting instructions from such Non-Registered Shareholders. Non-objecting beneficial owners (“NOBOs”) of Common Shares are Non-Registered Shareholders who have advised their intermediary (such as brokers or their agents or nominees) that they do not object to their intermediary disclosing share ownership information to the Corporation, consisting of their name, address, e-mail address, securities holdings and preferred language of communication. Securities legislation restricts the use of that information to matters strictly relating to the affairs of the Corporation. Objecting beneficial owners (“OBOs”) of Common Shares are Non-Registered Shareholders who have advised their intermediary that they object to their intermediary disclosing such share ownership information to the Corporation.

National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”) permits the Corporation, in its discretion, to obtain a list of its NOBOs from intermediaries and use such NOBO list for the purpose of distributing the Meeting Materials directly to, and seeking voting instructions directly from, such NOBOs. As a result, the Corporation is entitled to deliver Meeting Materials to Non-Registered Shareholders in two manners: (a) directly to NOBOs and indirectly through intermediaries to OBOs; or (b) indirectly to all Non-Registered Shareholders through intermediaries. In accordance with the requirements of NI 54-101, the Corporation is sending the Meeting Materials directly to NOBOs and indirectly through intermediaries to OBOs. The Corporation will pay the fees and expenses of intermediaries for their services in delivering Meeting Materials to OBOs in accordance with NI 54-101.

The Corporation has used a NOBO list to send the Meeting Materials directly to NOBOs whose names appear on that list. If the transfer agent, TMX Equity Transfer Services, has sent these materials directly to a NOBO, such NOBO’s name and address and information about its holdings of Common Shares have been obtained from the intermediary holding such shares on the NOBO’s behalf in accordance with applicable securities regulatory requirements. As a result, any NOBO of the Corporation can expect to receive a voting instruction form from the Corporation’s transfer agent. NOBOs should complete and return the voting instruction form to TMX Equity Transfer Services in the envelope provided. In addition, Internet voting is available. Instructions in respect of the procedure for Internet voting can be found in the voting instruction form. TMX Equity Transfer Services will tabulate the results of voting instruction forms received from NOBOs and will provide appropriate instructions at the Meeting with respect to the Common Shares represented by such voting instruction forms.

Applicable securities regulatory policy requires intermediaries, on receipt of Meeting Materials that seek voting instructions from Non-Registered Shareholders indirectly, to seek voting instructions from Non-Registered Shareholders in advance of shareholders’ meetings on Form 54-101F7 – Request for Voting Instructions Made by Intermediary (“Form 54-101F7”). Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Non-Registered Shareholders in order to ensure that their Common Shares are voted at the Meeting or the reconvening of or any adjournment(s) or postponement(s) thereof. Often, the form of proxy supplied to a Non-Registered Shareholder by its broker is identical to the form of proxy provided to Registered Shareholders; however, its purpose is limited to instructing the Registered Shareholder how to vote on behalf of the Non-Registered Shareholder. Non-Registered Shareholders who wish to appear in person and vote at the Meeting should be appointed as their own representatives at the Meeting in accordance with the directions of their intermediaries and Form 54-101F7. Non-Registered Shareholders can also write the name of someone else whom they wish to attend at the Meeting and vote on their behalf. Unless prohibited by law, the person whose name is written in the space provided in Form 54-101F7 will have full authority to present matters to the Meeting and vote on all matters that are presented at the Meeting, even if those matters are not set out in Form 54-101F7 or this Circular. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”). Broadridge typically mails a voting instruction form in lieu of the form of proxy. Non-Registered Shareholders are requested to complete and return the voting instruction form to Broadridge by mail or facsimile. Broadridge will then provide aggregate voting instructions to TMX Equity Transfer Services, which tabulates the results and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting or the reconvening of any adjournment(s) or postponement(s) thereof. By choosing to send the Meeting Materials to NOBOs directly, the Corporation (and not the intermediary holding Common Shares on your behalf) has assumed responsibility for (i) delivering these materials to you; and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

All references to Shareholders in this Circular and the accompanying instrument of proxy and Notice are to Registered Shareholders unless specifically stated otherwise.

Revocation

A Registered Shareholder who has given a proxy may revoke the proxy:

(i)	by completing and signing a form of proxy bearing a later date and depositing it with TMX Equity Transfer Services as described above;

(ii)	by depositing an instrument in writing executed by the Shareholder or by the Shareholder’s attorney authorized in writing or by electronic signature: (i) at the registered office of the Corporation addressed to Mark Thompson, the President and Chief Executive Officer at any time up to and including the close of business on the last business day preceding the day of the Meeting, or the reconvening of any adjournment or postponement of the Meeting, at which the proxy is to be used; or (ii) with the Chairman of the Meeting prior to the commencement of the Meeting on the day of the Meeting or the reconvening of any adjournment or postponement of the Meeting; or

(iii)	in any other manner permitted by law.

A Non-Registered Shareholder may revoke a voting instruction form or a waiver of the right to receive Meeting Materials and to vote, which has been provided to an intermediary at any time by written notice to the intermediary, except that an intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive Meeting Materials and to vote that is not received by the intermediary at least seven days prior to the Meeting.

Voting of Proxies

The Common Shares represented by any valid proxy in favour of the management designees named in the accompanying form of proxy will be voted for or withheld from voting in accordance with the specific instructions made by the Shareholder on any ballot that may be called for with respect to the election of Directors, the appointment of the auditor and the authorization of the Directors to fix the auditor’s remuneration, and any other matter which may properly come before the Meeting, and if a Shareholder specifies a choice with respect to any matter to be acted upon, the Common Shares will be voting accordingly. In the absence of any such specific instructions, such Common Shares will be voted by the designated persons named by management in the accompanying form of proxy FOR the election of the Directors named in this Circular, and FOR the appointment of PricewaterhouseCoopers LLP as auditor of the Corporation and the authorization of the Directors to fix such auditor’s remuneration.

The accompanying form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice and with respect to such other business or matters, which may properly come before the Meeting or the reconvening of any adjournment(s) or postponement(s) thereof. As of the date of this Circular, the Corporation is not aware of any such amendments or variations or any other matters to be addressed at the Meeting.

Record Date

The Record Date for determining Shareholders entitled to receive notice of and vote at the Meeting is May 7, 2015. Shareholders of record as at the close of business on such date are entitled to attend and vote at the Meeting, or the reconvening of any adjournment(s) or postponement(s) thereof, in the manner and subject to the procedures described in this Circular.

Voting Shares and Quorum

As of the Record Date, there were 33,304,040 Common Shares issued and outstanding. Shareholders of record on May 7, 2015 are entitled to receive notice of and vote at the Meeting. Each Common Share entitles the holder thereof to one vote at the Meeting.

Pursuant to the by-laws of the Corporation, a quorum is present at the Meeting if two or more voting persons are present in person and authorized to cast in the aggregate not less than 10% of the total number of votes attaching to the Common Shares.

Principal Shareholders

To the knowledge of the Directors and executive officers of the Corporation, no person or company beneficially owns, or controls or directs, directly or indirectly, voting securities carrying 10 per cent or more of the voting rights attached to any class of issued and outstanding voting securities of the Corporation as at May 25, 2015.

THE CORPORATION

Concordia Healthcare Corp. was incorporated pursuant to the provisions of the Business Corporations Act (Ontario) on January 20, 2010, under the name “Mercari Acquisition Corp.”. The Corporation completed its initial public offering on May 6, 2010, and was listed on the TSX Venture Exchange (“TSX-V”) as a capital pool company and subsequently on the NEX board of the TSX-V (“NEX”) until it completed its qualifying transaction on December 20, 2013 (the “Qualifying Transaction”). On December 18, 2013, and prior to the completion of the Qualifying Transaction, the Corporation changed its name to “Concordia Healthcare Corp.” and completed a consolidation of its share capital on a basis of one post-consolidation Common Share for every 48.08 common shares existing immediately before the consolidation. The Common Shares were delisted from the NEX and listed for trading on the Toronto Stock Exchange (“TSX”) under the symbol “CXR” on December 24, 2013. On January 30, 2014, the Common Shares were initially posted and quoted for trading on the International tier of the OTCQX over-the-counter-market (“OTCQX”), under the trading symbol “CHEHF”.

Since its Qualifying Transaction, the Corporation has evolved into a diverse healthcare company, which focuses on the acquisition and sale of legacy pharmaceutical products (Legacy Pharmaceuticals Division), and the acquisition and/or development of orphan drugs (Orphan Drugs Division). The cash flow generated from the sale of legacy pharmaceutical products is used to fund operations and is also intended to fund the expansion of indications for potential orphan drugs. In addition, through its registered pharmacy operation, the Corporation’s specialized healthcare distribution division (SHD Division) provides a specialty distribution capability for specialty pharmaceutical products and orphan drugs once acquired and/or developed.

The registered and head office of the Corporation is located at 277 Lakeshore Rd. East, Suite 302, Oakville, Ontario, L6J 1H9. The Corporation’s records office is located at 333 Bay St., Suite 2400, Toronto, Ontario M5H 2T6.

BUSINESS OF THE MEETING

The Meeting will be constituted as an annual general meeting of Shareholders.

At the Meeting, the Corporation will place before Shareholders the Financial Statements and Shareholders will be asked to consider and vote on: (a) the election of the Directors of the Corporation who will serve until the end of the next annual meeting of Shareholders, or until their successors are elected or appointed; (b) the appointment of the auditor of the Corporation for the ensuing year and the authorization of the Directors to fix the auditor’s remuneration; and (c) such further and other business as may properly come before the Meeting or the reconvening of any adjournment(s) or postponement(s) thereof.

Interests of Certain Persons or Companies in the Matters to be Acted Upon

As of the date of this Circular, there were 33,585,290 Common Shares issued and outstanding. As at the date of this Circular, the Directors, directors not seeking re-election and officers of the Corporation and their associates or affiliates, as a group, beneficially owned, directly or indirectly, or exercised control or direction over, an aggregate of 3,340,976 Common Shares representing approximately 9.95% of the issued and outstanding Common Shares on a non-diluted basis.

None of the principal holders of Common Shares or any Director, director not seeking re-election or officer of the Corporation, as the case may be, or any associate or affiliate of any of the foregoing persons, since the beginning of the Corporation’s last financial year, has any material interest in any proposed matter to be acted upon, other than the election of Directors or the appointment of the auditors, that materially affected or will materially affect the Corporation or any of its affiliates.

PRESENTATION OF FINANCIAL STATEMENTS

Management, on behalf of the Board, will submit the Financial Statements to the Shareholders at the Meeting, but no vote by the Shareholders with respect thereto is required or proposed to be taken in respect of the Financial Statements.

The Financial Statements placed before Shareholders were mailed to requesting Registered Shareholders, as well as requesting Non-Registered Shareholders on or about April 10, 2015 and are also available under the Corporation’s profile on SEDAR at www.sedar.com. Copies of the Financial Statements will also be made available at the Meeting.

ELECTION OF DIRECTORS

Under the articles of the Corporation, the Board is to consist of a minimum of three and a maximum of eleven directors. The number of directors to be elected at the Meeting is five. Pursuant to the Business Corporations Act (Ontario) (“OBCA”), each nominee may be elected by a plurality of the votes cast by Shareholders present in person or represented by proxy. However, each nominee is to be elected in accordance with the Corporation’s majority voting policy that the Corporation has adopted. See “Statement of Corporate Governance – Majority Voting for Board Election.”

In the absence of any instructions to the contrary, management of the Corporation proposes to nominate and the Common Shares represented by proxies received by management will be voted FOR the approval of the election of the five persons named below, all of whom, other than Edward Borkowski and Rochelle Fuhrmann, are now and have been directors for the periods indicated.

Management does not contemplate that any of the nominees will be unable to serve as a Director. If, as a result of circumstances not now contemplated, any nominee is unable to serve as a Director, the proxy will be voted for the election of such other person or persons as management may select. Each Director elected will hold office until the next annual meeting of Shareholders, or until their respective successors are elected or appointed in accordance with applicable law and the Corporation’s by-laws.

Director Nominees of Concordia Healthcare Corp.

The following table sets forth certain information with respect to each of the five nominees for election to the Board, including the number of Common Shares of the Corporation beneficially owned, directly or indirectly, or over which control or direction is exercised by each such nominee, as at May 25, 2015:

Name, City, Province and Country of Residence(1)(2)	Period as Director(3)	Principal Occupation	Common Shares Beneficially Owned, Controlled or Directed and Approximate Percentage of Common Shares Held(4)
Mark Thompson Oakville, Ontario, Canada	December 2013 to present	President and Chief Executive Officer of the Corporation	2,105,850 (6.27	(5) %)
Douglas Deeth(6)(7)(8) Oakville, Ontario, Canada	December 2013 to present	Partner, Deeth Williams Wall LLP	5,000 (0.01	%)(9)(10)
Jordan Kupinsky(6)(8)(11) Toronto, Ontario, Canada	December 2013 to present	President of JJR Private Capital	730,432 (2.17	(12) %)(9)

Name, City, Province and Country of Residence(1)(2)	Period as Director(3)	Principal Occupation	Common Shares Beneficially Owned, Controlled or Directed and Approximate Percentage of Common Shares Held(4)
Ed Borkowski(8)(13)(14) Madison, New Jersey, United States	—	Chief Financial Officer of Amerigen Pharmaceuticals(15), Former Chief Financial Officer of Convatec(16), Former Chief Financial Officer of Carefusion(16), Former Chief Financial Officer of Mylan N.V. (17)	0 (0%)
Rochelle Fuhrmann(8)(13)(18) Berkeley Heights, New Jersey, United States	—	Former Chief Financial Officer of Amneal Pharmaceuticals LLC(15), Former Senior Vice President, Finance with Warner Chilcott plc(15),	0 (0%)

Notes:

(1)	Paul Manning, a former director, resigned from the Board effective January 2, 2015. Mr. Manning served on the Board from May 15, 2014 when the Corporation, through its subsidiary, acquired Donnatal®. Mr. Manning was appointed to primarily assist the Corporation with the transition of Donnatal® and to ensure continuity in the Donnatal® business. With the transition of the Donnatal® business having been completed, the primary objective of Mr. Manning’s service on the Board was achieved.
(2)	The information as to country and province or state or residence, and principal occupation, not being within the knowledge of the Corporation, has been furnished by the respective nominees.
(3)	Each Director listed will hold his position as a Director of the Corporation until the next annual meeting of Shareholders or until his respective successor is elected or appointed in accordance with applicable laws and the Corporation’s by-laws. Ronald Schmeichel and John Huss decided not to seek re-election and, as a result, their term as Directors of the Corporation will end upon conclusion of the Meeting.
(4)	Common Shares beneficially owned, controlled or directed, directly or indirectly, as at May 25, 2015, is based upon information furnished to the Corporation by each individual Director nominee and confirmed using the System for Electronic Disclosure by Insiders.
(5)	2013 Thompson Family Trust is the registered holder of 2,018,750 of these Common Shares, in respect of which Mark Thompson is a beneficial owner. Effective May 15, 2015, Mr. Thompson holds 2,564 RSUs (as defined below under “Statement of Executive Compensation”), which vest over a period of three years.
(6)	Member of the Nominating and Corporate Governance Committee.
(7)	Member of the Human Resources and Compensation Committee of the Corporation.
(8)	Independent Director for purposes of National Instrument 58-101 – Corporate Governance.
(9)	Effective May 15, 2015, 5,231 RSUs were issued to each non-executive member of the Board. These RSUs vest over a one-year period.
(10)	Mr. Deeth holds 100,000 options to purchase 100,000 Common Shares.
(11)	Member of the Audit Committee of the Corporation. John Huss and Ronald Schmeichel are members of the Audit Committee of the Corporation and the Board will consider the appointment of new members of the Audit Committee upon conclusion of the Meeting.
(12)	2436942 Ontario Inc., which is wholly owned by HJRK 2013 Family Trust, is the registered holder of 543,750 of these Common Shares. Justley Capital Corporation is the registered holder of 186,682 of these Common Shares. Mr. Kupinsky is a beneficial owner in respect of Justley Capital Corporation and HJRK 2013 Family Trust. Mr. Kupinsky also holds 100,000 options to purchase 100,000 Common Shares.
(13)	Subject to Shareholder approval at the Meeting, it is planned that Mr. Borkowski and Ms. Fuhrmann will be appointed as a member of the Audit Committee subsequent to their election to the Board.
(14)	Subject to Shareholder approval at the Meeting, it is planned that Mr. Borkowski will be appointed as a member of the Human Resources and Compensation Committee subsequent to her election to the Board.
(15)	Generic pharmaceutical company.
(16)	Global medical device company.
(17)	Global generic pharmaceutical company.
(18)	Subject to Shareholder approval at the Meeting, it is planned that Ms. Fuhrmann will be appointed as a member of the Nominating and Corporate Governance Committee subsequent to her election to the Board.

The following are brief biographies of each of the nominees for Director:

Mark Thompson

Mr. Thompson, age 47, is the President and Chief Executive Officer, founder and a Director of the Corporation. Former Senior Vice President and General Counsel of Legacy Pharma Limited Partnership, co-founder of Trimel Pharmaceuticals and Tribute Pharmaceuticals Inc. From 2001 to 2005, Mr. Thompson was employed by Biovail Corporation (currently Valeant), where he held the title of Vice-President, Business Development and, before that, Associate General Counsel. While at Biovail, Mr. Thompson was actively involved in M&A transactions valued at over $2 billion. Prior to joining Biovail, Mr. Thompson was an associate at Osler, Hoskin and Harcourt LLP. Mr. Thompson holds an H.B.A., and M.A. from York University and an L.L.B. from the University of Ottawa.

Douglas Deeth

Mr. Deeth, age 67, is a partner with the law firm of Deeth Williams Wall LLP. He is the former President of the Intellectual Property Law section of the Canadian Bar Association and has over 35 years of experience working with the pharmaceutical industry. Mr. Deeth has been recognized in several international reviews as one of Canada’s leading intellectual property lawyers. His practice combines his extensive litigation experience with an expertise in negotiating and completing license and product development agreements. He provides timely, practical and pragmatic advice to clients on the clearance, protection and enforcement of all forms of technology and intellectual property rights, and has particular expertise in chemical and pharmaceutical products and processes. Mr. Deeth was admitted to the Bar of Ontario in 1976 and has more than thirty-five years of litigation experience, ranging from the most complex and sophisticated intellectual property litigation to judicial review proceedings and interlocutory injunction applications. He appears regularly before the Federal Court of Canada and the courts of the Province of Ontario. He has a B.A.Sc. in Chemical Engineering from the University of Waterloo (1970) and an LL.B. from the University of Toronto (1974), and has taught, written and spoken extensively on intellectual property law. He has lectured at McMaster University, the University of Toronto and Osgoode Hall law schools and the McGill courses on Patent and Copyright Law.

Jordan Kupinsky

Mr. Kupinsky, age 42, is the President of JJR Private Capital. He has been with JJR since 2008. From January 2011 through July 2014, Mr. Kupinsky was also Managing Director with Windsor Private Capital, a private equity merchant banking firm. Prior to joining JJR Capital, Mr. Kupinsky was a Vice President at Greenhill & Co., an independent global investment banking firm, listed on the NYSE, focused on mergers & acquisitions and financial restructuring from March 2006 to May 2008. Prior to joining Greenhill, Mr. Kupinsky held the positions of Vice President of Corporate Development and General Counsel at Minacs Worldwide Inc., a publicly traded company on the TSX from July 2002 to February 2005. Mr. Kupinsky began his career practicing corporate and securities law at Torys LLP in Toronto (from 1997 to 1999) and was also an investment banking associate at Houlihan Lokey Howard & Zukin from 1999 to 2002. He holds a joint MBA and JD degree from the Schulich School of Business and Osgoode Hall Law School at York University. Mr. Kupinsky is currently a director of Atlas Financial Holdings Inc., Mira IV Acquisition Corp. and Mira VI Acquisition Corp. Mr. Kupinsky also served as a director of Xceed Mortgage Corporation from May 2012 through July 2013 when the sale of Xceed to MCAN Mortgage Corporation was completed.

Edward Borkowski

Mr. Borkowski, age 55, is a healthcare executive who, since 2013, is the CFO of Amerigen Pharmaceuticals, a generic pharmaceutical company with a focus on oral controlled release products. Prior to working with Amerigen, he was the CFO of and Executive Vice President of Mylan N.V.. In addition, Mr. Borkowski previously held the position of CFO with Convatec, a global medical device company focused on wound care and ostomy, and Carefusion, a global medical device company for which he helped lead its spin-out from Cardinal health into an independent public company. Mr. Borkowski also held senior financial positions at Pharmacia and American Home Products (Wyeth). He started his career with Arthur Anderson & Co. after graduating from Rutgers University with an MBA in accounting. Mr. Borkowski also graduated from Allegheny College with a degree in Economics and Political Science. He is a Trustee and an Executive Committee member of Allegheny College.

Rochelle Fuhrmann

Rochelle Fuhrmann, age 45, most recently held the position of Chief Financial Officer of Amneal Pharmaceuticals LLC, a private generic pharmaceutical company, where she was responsible for the management of financial functions including accounting and financial reporting, corporate finance and treasury. From June 2006 through November 2013. Ms. Fuhrmann held positions of increasing responsibilities at Warner Chilcott plc, a speciality pharmaceuticals company listed on the NASDAQ, including most recently Senior Vice President, Finance, where she was responsible for the oversight and direction of corporate accounting and SEC reporting, tax, treasury, risk management and internal audit functions as well as investor relations. Prior to joining Warner Chilcott plc, Ms.

Fuhrmann held various positions in accounting, finance and investor relations at AT&T Inc., including most recently, Director, Accounting Policy. Her career started at Coopers & Lybrand LLC (now PricewaterhouseCoopers LLP). Ms. Fuhrmann is a certified public accountant (inactive) and holds a B.Sc. degree in accounting from the University of Rhode Island.

Interest of Informed Persons in Material Transactions

Other than as disclosed below, since the commencement of the Corporation’s most recently completed financial year, the Corporation did not have any transactions, or any proposed transactions, with any “informed person” (as defined in applicable securities laws), or any proposed Director of the Corporation, or any associate or affiliate of any informed person or proposed Director, who has a material interest or had a material interest, direct or indirect, which has materially affected or would materially affect the Corporation or any of its subsidiaries.

During 2014, one of the Corporation’s subsidiaries, Concordia Pharmaceuticals Inc., paid approximately $61,000 in legal fees for advice relating to intellectual property matters to Deeth Williams Wall LLP. Although, Mr. Deeth is a partner of Deeth Williams Wall LLP, Mr. Deeth has not personally received more than C$75,000 in direct compensation from the Corporation, or its subsidiaries, during any twelve-month period within the last three years and, as a result, Mr. Deeth is considered to be independent for purposes of National Instrument 58-101 – Corporate Governance.

Corporate Cease Trade Orders or Bankruptcies

To the knowledge of the Corporation none of the persons proposed for election as Directors nor any personal holding company owned or controlled by any of them: (a) are, as at the date of this Circular, or have been, within the 10 years before the date of this Circular, a director, chief executive officer or chief financial officer of any company that: (i) was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation that was in effect for a period of more than 30 consecutive days (an “Order”) that was issued while the proposed Director was acting in the capacity as director, chief executive officer or chief financial officer; or (ii) was subject to an Order that was issued after the proposed Director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; (b) are, as at the date of this Circular, or have been within 10 years before the date of this Circular, a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or (c) have, within the 10 years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that person.

Penalties and Sanctions

To the knowledge of the Corporation none of the persons proposed for election as Directors nor any personal holding company owned or controlled by any of them: (a) has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (b) has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for the proposed Director.

APPOINTMENT OF AUDITORS

The Audit Committee and the Board have resolved that Collins Barrow Toronto LLP, Chartered Accountants, 11 King St. West, Suite 700, Box 27, Toronto, Ontario M5H 4C7 (“Collins Barrow”), which has been the auditor of the Corporation since January 21, 2010 and which had been appointed as the auditor of the Corporation by Shareholders at the June 27, 2014 annual general and special meeting of Shareholders, will not be re-appointed at the Meeting. It is proposed instead that PricewaterhouseCoopers LLP 18 York St., Suite 2600, Toronto, Ontario, M5V 2T6 (“PwC”) be appointed as the auditor of the Corporation to hold office until the close of the next annual meeting of Shareholders. PwC is independent with respect to the Corporation in accordance with the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario.

In accordance with Section 4.11 of National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”), a notice of change of auditor has been sent to Collins Barrow and PwC, each of which has provided a letter to the securities regulatory authority in each province where the Corporation is a reporting issuer stating that they agree with the statements in the notice of change of auditor. Those statements include (i) that there have been no reservations in the reports of Collins Barrow on the financial statements of the Corporation for the two most recently completed fiscal years and (ii) that there have been no reportable events (as defined in NI 51-102) that have occurred in connection with the audits conducted for the two most recently completed fiscal years or in the subsequent period preceding the date of the notice of change of auditor.

A reporting package, as defined in NI 51-102, is attached as Schedule “B” to this Circular and includes the notice of change of auditor and the above-mentioned letters from Collins Barrow and PwC to the applicable securities regulatory authorities.

The persons named in the accompanying form of proxy will, in the absence of specifications or instructions to withhold from voting on the form of proxy, vote FOR the appointment of PwC as the auditor of the Corporation to hold office until the next annual meeting of Shareholders and to authorize the Directors to fix such auditor’s remuneration.

If a majority of the Common Shares represented at the Meeting are withheld from voting for the appointment of PwC as auditors of the Corporation, the Board will appoint another firm of chartered accountants based upon the recommendation of the Corporation’s Audit Committee.

A summary of the external auditor service fees and billings paid or payable to Collins Barrow, the Corporation’s external auditors, in respect of the fiscal years ended December 31, 2014 and 2013, is set out below:

Fiscal Year	Audit Fees			Audit-Related Fees			Tax Fees			All Other Fees			Total
2013	C$	342,500	(1)	C$	338,000	(2)	C$	2,000	(3)		NIL		C$	682,500
2014	C$	250,000		C$	275,300	(4)	C$	53,100	(3)	C$	129,200	(5)	C$	707,600

Notes:

(1)	This amount relates primarily to audit fees charged in connection with acquisitions, financings and the Qualifying Transaction.
(2)	This amount is principally comprised of fees charged by the Corporation’s external auditors in connection with services performed as part of the Qualifying Transaction.
(3)	This amount relates primarily to fees charged for assistance with tax compliance in the United States and Canada.
(4)	This amount relates primarily to audit related fees charged in connection with quarterly reviews, financings and business acquisition reporting.
(5)	This amount relates primarily to other fees charged in connection with services performed to support acquisitions and financings.

STATEMENT OF EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Human Resources and Compensation Committee of the Board (the “Human Resources and Compensation Committee”) has reviewed the following Compensation Discussion and Analysis and this Statement of Executive Compensation. Based on its review, the Human Resources and Compensation Committee recommended to the Board, and the Board approved, that the following Compensation Discussion and Analysis and Statement of Executive Compensation be included in this Circular.

As at the date of this Circular, the Human Resources and Compensation Committee is comprised of three members, Messrs. Deeth (Chair), Huss and Schmeichel. Subsequent to the Meeting, and subject to their election to the Board by the Shareholders at the Meeting, it is planned that Messrs. Deeth (Chair), Kupinsky and Borkowski will be appointed to the Human Resources and Compensation Committee. All of the current and proposed members of the Human Resources and Compensation Committee are independent for purposes of National Instrument 58-101 – Corporate Governance.

The Human Resources and Compensation Committee oversees the remuneration policies and practices of the Corporation. The principal responsibilities of the Human Resources and Compensation Committee include: (i) considering the Corporation’s overall remuneration strategy and, where information is available, verifying the appropriateness of existing remuneration levels using external sources for comparison; (ii) comparing the nature and amount of the executive officers’ and directors’ compensation to performance against goals set for the year while considering relevant comparative information, independent expert advice and the financial position of the Corporation; and (iii) making recommendations to the Board in respect of director and executive officer remuneration matters, with the overall objective of ensuring maximum Shareholder benefit from the retention of high quality Board and executive team members.

Compensation Philosophy

The Corporation values the importance of attracting, developing, and maintaining skilled, high performing employees who are passionate about the Corporation’s success. The compensation philosophy and strategy are geared towards creating a results-oriented, high-performance culture throughout the organization. The executive compensation program adopted by the Corporation has been designed to support the Corporation’s primary objective of generating long-term Shareholder value.

During the calendar year 2014, the Human Resources and Compensation Committee completed a review of the Corporation’s executive compensation program and assessed and reviewed the compensation practices of a peer group of U.S. and Canadian corporations to arrive at the proposed executive compensation framework for the Corporation. It is likely that the Corporation’s compensation strategy and overall program will continue to evolve and be revised in the future as a result of further reviews and assessments undertaken by the Human Resources and Compensation Committee.

The main objectives of the Corporation’s executive compensation program are:

(i)	aligning interests of executives and directors with the interests of Shareholders over the medium to long-term;

(ii)	promoting a philosophy that rewards success and that recognizes both personal performance and responsibilities, as well as contribution to the overall success of the Corporation;

(iii)	attracting, retaining, and rewarding qualified executives;

(iv)	offering compensation that is competitive in the industry and that offers an appropriate level of performance based incentives; and

(v)	recognizing the contribution of employees to the success of the Corporation.

The Corporation’s compensation program was developed to primarily be competitive with similar organizations operating in the Canadian and U.S. markets. A portion of the compensation of senior management is at risk, meaning that variable compensation in the form of short-term and long-term incentives has the potential to comprise the majority of total compensation. Total compensation levels are set to reflect both the marketplace to ensure competitiveness and the ability of the individual in the role to affect the Corporation’s results over the short and long terms.

In connection with the compensation paid to the Chief Executive Officer, the Chief Financial Officer and the top three additional executive officers of the Corporation (including any of its subsidiaries) whose total compensation exceeded $150,000 in 2014 (collectively, the “Named Executive Officers”), matters such as the completion of annual corporate goals, successful completion of acquisitions, the value of acquisitions based on earnings before interest, taxes, depreciation and amortization, the achievement of certain internal rates of return with respect to such acquisitions, impact of efficiency of operations and economic outcome of decisions with their respective areas of responsibility were considered in connection with the payment of discretionary awards. The Chief Executive Officer submits his own individual performance objectives for review by the Human Resources and Compensation Committee and approval by the Board. The individual objectives for the Chief Executive Officer form the basis for individual objective setting by all other management levels. These individual objectives for the Chief Executive Officer are intended to align with the annual corporate objectives that have an expectation of achievement with an appropriate degree of risk in this regard and, for the other executives, reflect the respective functional responsibilities and area of influence and control.

In order to protect against the possibility of any inappropriate risk-taking behaviours, the Human Resources and Compensation Committee has adopted a harmonized mix of cash and equity compensation for executives balancing both short-term and long-term incentives. Any revisions to the compensation program resulting from the Human Resources and Compensation Committee’s ongoing compensation review are expected to similarly balance such incentives.

The executive compensation package currently consists of three key elements:

(i)	Base Salary is intended to provide regular compensation that reflects the individual’s skills, responsibilities, criticality of the position to the Corporation, experience level, internal comparability, and past performance. For the existing Named Executive Officers, base salaries were determined at the date of hire and readjusted based on annual reviews using a number of factors including industry comparators (including direct comparison of substantially equivalent positions in the comparator group) and relevant experience. Executives may also receive certain allowances such as reimbursement for business use of their personal automobile and, under special circumstances, housing allowances as well as payment of certain professional dues that are related directly to the performance of their executive functions. In addition, executives may avail themselves of the Corporation’s aircraft for business purposes.

(ii)	Short-Term Incentives in the form of a discretionary annual cash bonus, designed to provide executive management with a competitive incentive that reflects the overall performance of the Corporation, as well as the performance of the individual. In 2014, annual bonuses were not tied to the achievement of any specific predetermined performance goals, but were based on overall corporate performance. Such bonuses also took into account the length that the applicable employees had been employed by the Corporation. Bonuses are generally determined in the first quarter of each year, following approval by the Board.

(iii)	Long-Term Incentives (“LTI”) in the form of discretionary stock options, deferred share units (“Deferred Share Units” or “DSUs”) and restricted share units (“Restricted Share Units” or “RSUs”) are determined by considering overall corporate performance as well as the performance of the individual employee. The role of the LTIs is to align an executive’s and director’s performance with the long-term performance of the Corporation and to provide an additional incentive for executives and directors to enhance shareholder value. The Board generally adheres to the following principles, as applicable, in connection with grants of stock options, RSUs and DSUs as LTIs:

•	stock options, RSUs and DSUs are generally granted upon initial employment and annually and at the discretion of the Board. In certain circumstances, the Board may grant stock options, RSUs and DSUs to employees and directors based on certain corporate achievements throughout a calendar year, including successful completion of transactions;

•	previous grants and existing equity ownership levels are taken into account when considering further grants of stock options, RSUs and DSUs as part of the LTI program;

•	stock options granted as part of the LTI program generally carry a ten-year life and vest as to 25% on the date that is six months from the date of grant and an additional 25% of each on the one year, two year and three year anniversary of the date of grant;

•	RSUs generally vest as to 25% on the date that is six months from the date of grant and an additional 25% on each of the first, second and third anniversary of the date of grant and DSUs are expected to vest on the day that a DSU participant ceases to be a director of the Corporation for any reason;

•	on each vesting date for a RSU, management of the Corporation decides, in consultation with the Board and the Human Resources and Compensation Committee, whether to make all payments in respect of vested RSUs to the RSU participant in cash, Common Shares issued from treasury or a combination thereof based on the fair market value of the Common Shares as at such date. On the DSU Termination Date (as defined in the Corporation’s Long Term Incentive Plan (“LTIP”)), payment in respect of a DSU participant’s DSUs becomes payable and the Corporation decides, in consultation with the Board and the Human Resources and Compensation Committee, whether to make the payment in cash, Common Shares issued from treasury or a combination thereof based on the fair market value of the Common Shares as at the DSU Termination Date. For the purposes of the LTIP, the fair market value of a Common Share is the weighted average trading price of the Common Shares on the TSX for the five (5) trading days immediately preceding the vesting date in respect of RSUs or DSU Termination Date in respect of DSUs, as applicable; and

•	the option price is determined by the Board or the committee of the Board authorized to grant stock options, provided that such price shall be not less than the lesser of (i) the closing trading price of the Common Shares on the TSX on the grant date and (ii) the “market price” of the Common Shares on the grant date.

Compensation Risk

The Human Resources and Compensation Committee assessed the potential risks relating to the Corporation’s policies and practices for its employees, including those related to the Corporation’s executive compensation program. The Human Resources and Compensation Committee considered the Corporation’s compensation policies and practices, identified potential risks and considered mitigating factors. Periodically, and in any event at least annually, the Human Resources and Compensation Committee reviews and discusses with management the relationship between the Corporation’s compensation policies and practices and its risk management, including the extent to which those policies and practices create risks for the Corporation. Based on this assessment, the Human Resources and Compensation Committee determined that the Corporation’s policies and practices do not encourage excessive or unnecessary risk taking and are not reasonably likely to have a material adverse effect on the Corporation.

The Corporation has not adopted a formal policy preventing directors and executive officers of the Corporation from purchasing financial instruments, such as, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the director of executive officer of the Corporation.

Performance Graphs

The Corporation’s Common Shares were delisted from the NEX and, subsequent to the Qualifying Transaction, were listed for trading on the TSX under the symbol “CXR” on December 24, 2013. The Common Shares are also posted and quoted for trading on the OTCQX under the symbol “CHEHF”.

The following graph shows the yearly change in the cumulative shareholder total return on the Common Shares compared to the cumulative total return of the S&P/TSX Composite Index from the date upon which the Corporation’s Common Shares commenced trading on the TSX (December 24, 2013) to December 31, 2014 in each case assuming a C$100 investment on the commencement of, and reinvestment of distributions or dividends, as applicable, during the applicable period.

Performance Graph

(December 24, 2013 to December 31, 2014)

	Market Closing as at December 24, 2013		Market Closing as at December 31, 2014
Corporation’s Actual Share Price	C$	6.39	C$	46.75
100 Base	C$	100	C$	736.30
S&P / TSX Composite Total Return Index
100 Base with reinvestment of distributions / dividends	C$	100	C$	108.24

Given the relatively short trading history of the Common Shares, executive compensation is not directly related to the Common Share price performance as reflected in the chart above. It is anticipated that executive compensation may become more closely related to the Common Share price performance once the Corporation has an opportunity to review and consider a broader historical period of performance from its operations.

Summary Compensation Table

The following table sets forth a summary of all compensation earned during the three most recently completed fiscal years ended December 31, 2014, 2013 and 2012 for the Named Executive Officers (“NEOs”) of the Corporation.

Name and Principal Position (a)	Year(1) (b)	Salary ($) (c)		Share-based awards ($)(2) (d)	Option-based awards(3) ($) (e)		Non-Equity Incentive plan compensation ($) (f)			Pension Value ($) (g)	All other compensation ($) (h)	Total compensation ($) (i)
							Annual Incentive Plan (f1)(4)		Long- Term Incentive Plan (f2)
Mark Thompson President, Chief Executive Officer, founder and a Director of the Corporation(5)	2014 2013 2012	$ C$	446,667 204,164 —	— — —	C$	— 357,164 —	$ C$	185,256 450,000 —	— — —	— — —	— — —	$ C$	631,922 1,011,328 —

Leith Tessy(6) Chief Financial Officer and Secretary - Treasurer of the Corporation	2014 2013 2012	$ $	310,833 125,000 —	— — —	$	— 213,720 —	$ $	66,789 100,000 —	— — —	— — —	— — —	$ $	377,622 438,720 —

Wayne Kreppner Chief Operating Officer	2014 2013 2012		$298,750 — —	— — —		$1,657,100 — —		$61,271 — —	— — —	— — —	— — —		$2,017,121 — —

John McCleery Managing Director and Chief Financial Officer of Concordia Laboratories Inc. and Managing Director of Concordia Pharmaceuticals Inc.	2014 2013 2012	$ $	302,083 191,298 —	— — —	$	— 213,720 —	$ $	62,500 100,000 —	— — —	— — —	— — —	$ $	364,583 505,018 —

Robert Altman, President of Pinnacle Biologics Inc.	2014 2013 2012		$300,000 — —	— — —	$	— 787,500 —		— — —	— — —	— — —	— — —	$ $	300,000 787,500 —

Notes:

(1)	The Corporation did not exist in 2012 and, as a result, no compensation was paid or is payable in respect of 2012.
(2)	10,103 RSUs were granted to NEOs on May 15, 2015 in recognition of services rendered during 2014. These RSUs are not reflected in the table above as these RSUs were granted during 2015.
(3)	The option-based awards are based on the fair value of the option on the grant date for the covered financial year based on the Black - Scholes option pricing model. The Corporation chose the Black-Scholes model because it is a widely recognized and utilized model for option pricing. The key assumptions used for the valuation model for the 2013 and 2014 grants were as follows: the expected life of the options ranged from 2 to 3 years; vesting periods range from immediate vesting to vesting over a three year period; the risk free rate used ranged from 0.96% to 1.63%; the volatility rate used ranged from 64.16% to 82.46%; and an exercise price of US$3 to US$13.46.
(4)	All amounts reflected in this column were earned by each NEO for services provided during the 2014 calendar year, but were payable during the 2015 calendar year.

(5)	All amounts paid to Mr. Thompson were paid in respect of his position as Chief Executive Officer and not in his position as a Director. Mr. Thompson was paid in Canadian dollars during the financial year ended December 31, 2013 and, as a result, all disclosure pertaining to Mr. Thompson for the financial year ended December 31, 2013 has been disclosed in Canadian dollars. Mr. Thompson’s employment compensation was changed to U.S. dollars in 2014, in an effort to provide consistent executive compensation to the Corporation’s NEOs.
(6)	Effective May 25, 2015, Mr. Adrian de Saldanha succeeded Mr. Leith Tessy as the Chief Financial Officer of the Corporation. As Mr. de Saldanha was not an employee of the Corporation in 2014, he did not receive any form of compensation during 2014 and is not reflected in the table above.

Termination and Change of Control Benefits

Except as described below under the heading “Executive Employment Agreements”, the Corporation does not have change of control provisions in the employee contracts for the Named Executive Officers or incentive plans. However, in the event of a Liquidity Event (as defined in the Stock Option Plan), or in the event of a Change of Control (as defined in the LTIP) the Board may cause certain actions to be taken with respect to outstanding options, RSUs and DSUs, including the acceleration of any such stock options, RSUs and DSUs or, as applicable, the payment of the “in the money” amount in respect thereof or the acceleration of the time for the vesting of RSUs and DSUs. Further information with respect to such potential actions is set out in the Stock Option Plan, the full text of which is attached as Schedule “A” to this Circular, and the LTIP, the full text of which is attached as Schedule “C” to the Corporation’s management information circular dated May 23, 2014, filed under the Corporation’s SEDAR profile at www.sedar.com.

Executive Employment Agreements

Mark Thompson

Mr. Thompson is party to an executive employment agreement effective June 17, 2014, with the Corporation and which continues for an indefinite term. Such employment agreement supersedes a prior employment agreement dated January 27, 2014.

Termination upon Notice

Mr. Thompson may terminate his employment agreement upon providing the Corporation with six (6) months’ written notice. The Corporation retains the right (at its option) to accelerate the termination date set out in the written notice by notifying Mr. Thompson that the Corporation will pay him an aggregate amount equal to: (i) his base salary through to the last day of the notice period; (ii) the amount attributed to any business expenses properly incurred by Mr. Thompson in the course of his employment, which have not otherwise been reimbursed; and (iii) the value of any unused vacation time. Mr. Thompson would also be entitled to continued coverage under any benefit plan, in which Mr. Thompson was participating at the time of providing such notice for the six (6) month period thereafter.

Termination Without Cause or for Good Reason

In the case that (a) Mr. Thompson terminates his employment agreement for good reason (as defined in Mr. Thompson’s employment agreement), or (b) the Corporation terminates Mr. Thompson’s employment agreement without cause (as defined in Mr. Thompson’s employment agreement), Mr. Thompson shall be entitled to receive: an aggregate amount equal to: (i) his base salary for a twenty-four (24) month period; (ii) the amount attributed to any business expenses properly incurred by Mr. Thompson in the course of his employment, but not yet reimbursed as of the date of termination; (iii) the value of any unused vacation time; (iv) any bonus awarded to Mr. Thompson but unpaid; and (v) an amount equal to 150% of Mr. Thompson’s target bonus opportunity as of the date of termination. In the event of termination without cause Mr. Thompson is also entitled to payment of an amount sufficient to purchase eighteen (18) months of family health insurance comparable to the health insurance benefit currently provided by the Corporation to Mr. Thompson, to be paid in equal monthly instalments following the date of such termination and commencing thirty (30) days after the date of such termination.

Termination for Cause or Due to Death

In the case that Mr. Thompson’s employment agreement is terminated (a) for cause (as defined in Mr. Thompson’s employment agreement), or (b) due to death, Mr. Thompson’s employment with the Corporation shall end immediately and Mr. Thompson shall be entitled to: (i) payment of his base salary up to the date of termination; (ii) any benefits to which he is entitled to and which are unpaid as of the date of termination; (iii) the value of any unused vacation time to which he is entitled to as of the date of termination; and (iv) any business expenses properly incurred but not reimbursed as of the date of termination.

Change of Control

In the event of a change of control (as defined in Mr. Thompson employment agreement) of the Corporation, Mr. Thompson’s employment agreement shall terminate and Mr. Thompson will be entitled to the same compensation as if he were terminated without cause. In addition, in the event of a change of control, all of Mr. Thompson’s unvested stock options, RSUs and DSUs shall immediately vest.

Leith Tessy

Mr. Tessy is party to an executive employment agreement dated July 1, 2013 with the Corporation and which continues for an indefinite term. Effective May 25, 2015, Mr. Tessy ceased to be the Chief Financial Officer and Secretary-Treasurer of the Corporation, as noted in the Corporation’s press release dated May 25, 2015.

Termination upon Notice

Mr. Tessy may terminate his employment agreement upon providing the Corporation with three months’ written notice. The Corporation retains the right (at its option) to accelerate the termination date set out in the written notice by notifying Mr. Tessy that the Corporation will pay him an aggregate amount equal to: (i) his base salary through to the last day of the notice period; (ii) the value of any unused vacation time; and (iii) any business expenses properly incurred but unpaid which he would otherwise be entitled to receive during such three month notice period. Mr. Tessy would also be entitled to continued coverage under any applicable benefit plans for the duration of the notice period.

Termination Without Cause or for Good Reason

In the case that (a) Mr. Tessy terminates his employment agreement for good reason (as defined in Mr. Tessy’s employment agreement), or (b) the Corporation terminates Mr. Tessy’s employment agreement without cause (as defined in Mr. Tessy’s employment agreement), Mr. Tessy shall be entitled to receive: (i) payment of an amount equal to 18 months’ base salary; (ii) the value of any unused vacation time which he is entitled to as of the date of termination; (iii) any business expenses properly incurred but not reimbursed as of the date of termination; (iv) any bonus awarded but unpaid as of the date of termination; (v) payment of an amount sufficient to purchase family health insurance comparable to the insurance provided by the Corporation to Mr. Tessy for a period of 18 months following the date of termination; and (vi) an amount equal to 150% of Mr. Tessy’s target bonus opportunity as of the date of termination. In addition, all of Mr. Tessy’s unvested stock options, RSUs and DSUs shall immediately vest.

Termination for Cause or Due to Death

In the case that Mr. Tessy’s employment agreement is terminated (a) for cause (as defined in Mr. Tessy’s employment agreement), or (b) due to death, Mr. Tessy’s employment with the Corporation shall end immediately and Mr. Tessy shall be entitled to: (i) payment of his base salary up to the date of termination; (ii) any benefits to which he is entitled to and which are unpaid as of the date of termination; (iii) the value of any unused vacation time to which he is entitled to as of the date of termination; and (iv) any business expenses properly incurred but not reimbursed as of the date of termination.

Change of Control

In the event of a change of control (as defined in Mr. Tessy’s employment agreement) of the Corporation or any of its affiliates, and if Mr. Tessy does not receive, or receives but does not accept, a bona fide offer of employment or continued employment in a position with responsibility and compensation substantially equal to the responsibility and compensation of Mr. Tessy prior to the occurrence of a change of control, the employment agreement shall terminate and Mr. Tessy will be entitled to the same compensation as if he were terminated without cause. In addition, in the event of a change of control, all of Mr. Tessy’s unvested stock options, RSUs and DSUs shall immediately vest.

John McCleery

Mr. McCleery is party to an executive employment agreement dated July 1, 2013 with Concordia Pharmaceuticals Inc. (“CPI”), a subsidiary of the Corporation, which continues for an indefinite term.

Termination upon Notice

Mr. McCleery may terminate his employment agreement upon providing CPI with three months’ written notice. CPI retains the right (at its option) to accelerate the termination date set out in the written notice by notifying Mr. McCleery that CPI will pay him an aggregate amount equal to: (i) his base salary through to the last day of the notice period; (ii) the value of any unused vacation time; and (iii) any business expenses properly incurred but unpaid. Mr. McCleery would also be entitled to continued coverage under any applicable benefits plan for the duration of the notice period.

Termination for Good Reason or Without Cause

In the case that (a) Mr. McCleery terminates his employment agreement for good reason (as defined in Mr. McCleery’s employment agreement); or (b) CPI terminates Mr. McCleery’s employment agreement without cause (as defined in Mr. McCleery’s employment agreement), Mr. McCleery shall be entitled to receive: (i) payment of an amount equal to 18 months’ base salary; (ii) the value of any unused vacation time which he is entitled to as of the date of termination; (iii) any business expenses properly incurred but not reimbursed as of the date of termination; (iv) any bonus awarded but unpaid as of the date of termination; (v) payment of an amount sufficient to purchase family health insurance comparable to the insurance included in Mr. McCleery’s employment benefits for a period of 18 months following the date of termination; and (vi) an amount equal to 150% of Mr. McCleery’s target bonus opportunity as of the date of termination. In addition, all of Mr. McCleery’s unvested stock options, RSUs and DSUs shall immediately vest.

Termination for Cause or Due to Death

In the case that Mr. McCleery’s employment agreement is terminated (a) for cause (as defined in Mr. McCleery’s employment agreement), or (b) due to death, Mr. McCleery’s employment with CPI shall end immediately and Mr. McCleery will be entitled to: (i) payment of his base salary up to the date of termination; (ii) any benefits to which he is entitled and which are unpaid as of the date of termination; (iii) the value of any unused vacation time which he is entitled to as of the date of termination; and (iv) any business expenses properly incurred but not reimbursed as of the date of termination.

Change of Control

In the event of a change of control (as defined in Mr. McCleery’s employment agreement) of the Corporation, CPI, or its affiliates, and if Mr. McCleery does not receive, or receives but does not accept, a bona fide offer of employment or continued employment in a position with responsibility and compensation substantially equal to the responsibility and compensation of Mr. McCleery prior to the occurrence of a change of control, the employment agreement shall terminate and Mr. McCleery will be entitled to the same compensation as if he were terminated without cause. In addition, all of Mr. McCleery’s unvested stock options, RSUs and DSUs shall immediately vest.

Wayne Kreppner

Mr. Kreppner is party to an executive employment agreement dated January 27, 2014 with Concordia Healthcare Inc. (“CHI”), a subsidiary of the Corporation, which continues for an indefinite term.

Termination upon Notice

Mr. Kreppner may terminate his employment agreement upon providing CHI with three months’ written notice. CHI retains the right (at its option) to accelerate the termination date set out in the written notice by notifying Mr. Kreppner that CHI will pay him an aggregate amount equal to: (i) his base salary through to the last day of the notice period; (ii) any deferred compensation and the pro rata bonus accrued prior to the date of termination and through the three month notice period; (iii) the value of any unused vacation time; and (iv) any business expenses properly incurred but unpaid. Mr. Kreppner would also be entitled to continued coverage under any applicable benefits plan for the duration of the notice period.

Termination Without Cause

In the case that CHI terminates Mr. Kreppner’s employment agreement without cause (as defined in Mr. Kreppner’s employment agreement), Mr. Kreppner shall be entitled to receive: (i) payment of an amount equal to 13 months’ base salary; (ii) any deferred compensation and the pro rata bonus accrued prior to the date of termination; (iii) the value of any unused vacation time which he is entitled to as of the date of termination; and (iv) any business expenses properly incurred but not reimbursed as of the date of termination. In the event that Mr. Kreppner has not secured extended health and dental benefits coverage from a new employer, Mr. Kreppner will be entitled to continued participation in any benefits plans for extended health and dental benefits coverage on the same basis as CHI provides for active employees, until such time as Mr. Kreppner secures extended health and dental benefits coverage from a new employer, for a maximum of one (1) year following the date of termination. In addition, all of Mr. Kreppner’s unvested options shall automatically vest during the notice period.

Termination for Cause or Due to Death

In the case that Mr. Kreppner’s employment agreement is terminated (a) for cause (as defined in Mr. Kreppner’s employment agreement), or (b) due to death, Mr. Kreppner’s employment with CHI shall end immediately and Mr. Kreppner will be entitled to: (i) payment of his base salary up to the date of termination; (ii) any deferred compensation and the pro rata bonus accrued prior to the date of termination to which he is entitled and which are unpaid as of the date of termination; (iii) the value of any unused vacation time which he is entitled to as of the date of termination; and (iv) any business expenses properly incurred but not reimbursed as of the date of termination.

Robert Altman

Mr. Altman is party to an executive employment agreement dated December 20, 2013 with Pinnacle Biologics Inc. (“Pinnacle”), a subsidiary of the Corporation, which continues for an indefinite term.

Termination upon Notice

Mr. Altman may terminate his employment agreement upon providing Pinnacle with one month written notice. Pinnacle retains the right (at its option) to accelerate the termination date set out in the written notice by notifying Mr. Altman that Pinnacle will pay him an aggregate amount equal to: (i) his base salary through to the last day of the notice period; (ii) the value of any unused vacation time through to the last day of the notice period; and (iii) any business expenses properly incurred but unpaid that Mr. Altman would otherwise be entitled to receive during such notice period. Additionally, Mr. Altman is entitled to receive continued health benefits coverage for the duration of the notice period.

Termination for Good Reason or Without Cause

In the case that (a) Mr. Altman terminates his employment agreement for good reason (as defined in Mr. Altman’s employment agreement); or (b) Pinnacle terminates Mr. Altman’s employment agreement without cause (as defined in Mr. Altman’s employment agreement), Mr. Altman shall be entitled to receive: (i) payment of an amount equal to 18 months’ base salary; (ii) the value of any unused vacation time which he is entitled to as of the date of termination; (iii) any business expenses properly incurred but not reimbursed as of the date of termination; (iv) any bonus awarded but unpaid as of the date of termination; (v) payment of an amount sufficient to purchase family health insurance comparable to the insurance included in Mr. Altman’s employment benefits for a period of 18 months following the date of termination; and (vi) an amount equal to 150% of Mr. Altman’s target bonus opportunity as of the date of termination. Additionally, all unvested options granted to Mr. Altman shall vest immediately upon termination.

Termination for Cause or Due to Death

In the case that Mr. Altman’s employment agreement is terminated (a) for cause (as defined in Mr. Altman’s employment agreement), or (b) due to death, Mr. Altman’s employment with Pinnacle shall end immediately and Mr. Altman will be entitled to: (i) payment of his base salary up to the date of termination; (ii) any benefits to which he is entitled and which are unpaid as of the date of termination; (iii) the value of any unused vacation time which he is entitled to as of the date of termination; and (iv) any business expenses properly incurred but not reimbursed as of the date of termination.

Change of Control

In the event of a change of control (as defined in Mr. Altman’s employment agreement) of the Corporation, Pinnacle, or its affiliates, and if Mr. Altman does not receive, or is notified that he will not receive, a bona fide offer of employment or continued employment in a position with responsibility and compensation substantially equal to the responsibility and compensation of Mr. Altman prior to the occurrence of a change of control, the employment agreement shall terminate and Mr. Altman will be entitled to the same compensation as if he were terminated without cause. In addition, in the event of a change of control, all of Mr. Altman’s unvested stock options, RSUs and DSUs shall immediately vest.

As noted in the Corporation’s press release dated May 25, 2015, Mr. Adrian de Saldanha has replaced Mr. Tessy as the Chief Financial Officer of the Corporation. Mr. de Saldanha’s employment with the Corporation commenced on May 25, 2015; therefore, disclosure regarding Mr. de Saldanha’s compensation and employment agreement is not included in this Circular.

Stock Option Plan and LTIP Change of Control Provisions

Stock Option Plan – Liquidity Event

Except as provided for in certain executive officer employment agreements (as discussed above), in the case of a Liquidity Event (as defined in the Stock Option Plan) and at the discretion of the Board, the Corporation shall cause to be paid or delivered an amount of cash or non-cash consideration per Common Share, as applicable, in respect of each of the Common Shares underlying any vested options immediately prior to the completion of the Liquidity Event, equal in value to the positive difference between the price per Common Share equal to the greater of the Market Price (as defined in the Stock Option Plan) and the price paid by any third party purchaser and the applicable exercise price.

LTIP – Change of Control

In the case of a Change of Control (as defined in the LTIP), at the sole discretion of the Board, the Corporation: (i) shall determine the adjustment price, if any, to the number and type of Common Shares (or other securities or other property) that thereafter shall be made subject of and issuable as payment under outstanding RSUs or DSUs; (ii) shall determine the number and type of Common Shares (or other securities or other property) subject to and issuable as payment under outstanding RSUs or DSUs; (iii) shall determine the acquisition price with respect to the settlement or payment of any outstanding RSUs or DSUs; provided, however that the number of Common Shares covered by any RSUs or DSUs or to which such RSUs or DSUs relate shall always be a whole number; (iv) may convert or exchange for or into any other security or any other property or cash, any outstanding RSUs or DSUs that are still capable of being exercised, upon giving to any such RSU or DSU participant to whom such RSUs or DSUs have been granted at least 30 days’ written notice of its intention to convert or exchange such RSUs or DSUs and, during such notice period, the RSUs and DSUs may be exercised by any such holder of RSUs or DSUs without regard to any vesting conditions attached thereto, and on the expiry of such period of notice, the unexercised portion of the RSUs or DSUs shall lapse and be cancelled.

In addition to the foregoing, the Board or any company which is or would be the successor to the Corporation or which may issue securities in exchange for Common Shares upon the occurrence of a Change of Control may offer any RSU or DSU holder the opportunity to obtain new or replacement awards for securities into which the Common Shares are changed or are convertible or exchangeable, on a basis proportionate to the number of Common Shares issuable under the outstanding RSUs and DSUs.

The Board may also, in its sole discretion, cancel any or all outstanding RSUs or DSUs and pay to the holders of any such RSUs or DSUs, in cash, the value of such RSUs and DSUs based upon the price per Common Shares received or to be received by other Shareholders in the event of a Change of Control.

Estimated Incremental Payment on Change of Control and/or Termination

The following table provides details regarding the estimated incremental payments by the Corporation to the Named Executive Officers indicated below under the above-described agreements in the event of: (i) a Liquidity Event; (ii) termination without cause; (iii) termination with cause; (iv) termination upon notice; (v) termination upon death; (vi) termination for good reason; and (vii) termination upon change of control assuming, in each case, that the event took place on December 31, 2014.

Name	Severance Period (# of months)	Triggering Event	Base Salary ($)	Payment Under Option Plan ($)(1)	Other Benefits ($)	Total ($)
Mark Thompson President, Chief Executive Officer, founder and a Director	N/A	Liquidity Event	N/A	$0	$0	$0
	24	Termination Without Cause	$1,164,000	$0	$891,000	$2,055,000
	0	Termination With Cause	$0	$0	$0	$0
	6	Termination Upon Notice	$291,000	$0	$6,000	$297,000
	N/A	Termination Upon Death	$0	$0	$0	$0
	24	Termination for Good Reason	$1,164,000	$0	$891,000	$2,055,000
	24	Change of Control	$1,164,000	$0	$891,000	$2,055,000
Leith Tessy(2), Chief Financial Officer and Secretary-Treasurer of the Corporation	N/A	Liquidity Event	N/A	$7,459,650	N/A	$7,459,650
	18	Termination Without Cause	$594,000	$7,459,650	$594,000	$8,647,650
	0	Termination With Cause	$0	$0	$0	$0
	3	Termination Upon Notice	$99,000	$0	$3,000	$102,000
	0	Termination Upon Death	$0	$0	$0	$0
	18	Termination for Good Reason	$594,000	7,459,650	$594,000	$8,647,650
	18	Change of Control	$594,000	7,459,650	$594,000	$8,647,650

Name	Severance Period (# of months)	Triggering Event	Base Salary ($)	Payment Under Option Plan ($)(1)	Other Benefits ($)	Total ($)
John McCleery(3), Managing Director and Chief Financial Officer of Concordia Laboratories Inc. and Managing Director of Concordia Pharmaceuticals Inc.	N/A	Liquidity Event	N/A	$7,459,650	N/A	$7,459,650
	18	Termination Without Cause	$562,500	$7,459,650	$580,500	$8,602,650
	0	Termination With Cause	$0	$0	$0	$0
	3	Termination Upon Notice	$93,750	$0	$3,000	$96,750
	0	Termination Upon Death	$0	$0	$0	$0
	18	Termination for Good Reason	$562,500	$7,459,650	$580,500	$8,602,650
	18	Change of Control	$562,500	$7,459,650	$580,500	$8,602,650
Wayne Kreppner(4), Chief Operating Officer of the Corporation	N/A	Liquidity Event	$0	$6,887,768	$0	$6,887,768
	13	Termination Without Cause	$451,700	$6,887,768	$429,000	$7,768,518
	0	Termination With Cause	$0	$0	$0	$0
	3	Termination Upon Notice	$104,250	$0	$3,000	$107,250
	0	Termination Upon Death	$0	$0	$0	$0
	0	Termination for Good Reason	$0	$0	$0	$0
	0	Change of Control	$0	$0	$0	$0
Robert Altman(5), President of Pinnacle Biologics Inc.	N/A	Liquidity Event	N/A	$8,727,696	N/A	$8,727,696
	18	Termination Without Cause	$450,000	$8,727,696	$468,000	$9,645,696
	0	Termination With Cause	$0	$0	$0	$0
	1	Termination Upon Notice	$25,000	$0	$1,000	$26,000
	0	Termination Upon Death	$0	$0	$0	$0
	18	Termination for Good Reason	$450,000	$8,727,696	$468,000	$9,645,696
	18	Change of Control	$450,000	$8,727,696	$468,000	$9,645,696

Notes:

(1)	The Stock Option Plan also provides for payment of non-cash consideration in the event of a Liquidity Event (as defined in the Stock Option Plan). The figures in the above table assume payment of cash consideration for vested options held by the optionees in the event of a Liquidity Event.
(2)	Effective May 25, 2015, Mr. Tessy ceased to be the Chief Financial Officer and Secretary-Treasurer of Corporation. As at December 31, 2014, Mr. Tessy held 200,000 options with an exercise price of $3.00. The Payment Under Option Plan is calculated in accordance with clause 6.1(c)(ii) of the Stock Option Plan, which provides for a cash payment per underlying share of each vested option in the amount equal to the positive difference between the price per Common Share equal to the greater of the Market Price (as defined in the Stock Option Plan) per share and the price paid by a third party purchaser and the applicable exercise price. The figures shown as a Payment Under Option Plan in the event of a Liquidity Event represents the “in the money” amount of such options as compared to the closing price of the Common Shares on the TSX on December 31, 2014 (being C$46.75). In the event of a Termination Without Cause or a Termination upon a Change of Control, any unvested options held by Mr. Tessy would vest. As at December 31, 2014 Mr. Tessy held 100,000 unvested options with an exercise price of $3.00.
(3)	As at December 31, 2014, Mr. McCleery held 200,000 options with an exercise price of $3.00. The Payment Under Option Plan is calculated in accordance with clause 6.1(c)(ii) of the Stock Option Plan, which provides for a cash payment per underlying share of each vested option in the amount equal to the positive difference between the price per Common Share equal to the greater of the Market Price (as defined in the Stock Option Plan) per share and the price paid by a third party purchaser and the applicable exercise price. The figures shown as a Payment Under Option Plan in the event of a Liquidity Event represents the “in the money” amount of such options as compared to the closing price of the Common Shares on the TSX on December 31, 2014 (being C$46.75). In the event of a Termination Without Cause or a Termination upon a Change of Control, any unvested options held by Mr. McCleery would vest pursuant to Mr. McCleery’s employment agreement. As at December 31, 2014, Mr. McCleery held 100,000 unvested options with an exercise price of $3.00.
(4)

As at December 31, 2014, Mr. Kreppner held 150,000 options with an exercise price of C$11.50 and 85,000 options with an exercise price of $14.95. The Payment Under Option Plan is calculated in accordance with clause 6.1(c)(ii) of the Stock Option Plan, which provides for a cash payment per underlying share of each vested option in the amount equal to the positive difference between the price per Common Share equal to the greater of the Market Price (as defined in the Stock Option Plan) per share and the price paid by a third party purchaser and the applicable exercise price. The figures shown as a Payment Under Option Plan in the event of a Liquidity Event represents the “in the money” amount of such options as compared to the closing price of the Common Shares on the TSX on December 31, 2014 (being C$46.75). In the event of a Termination Without Cause or a Termination upon a Change of Control, any unvested options held by Mr. Kreppner would vest pursuant to Mr. Kreppner’s employment agreement. As at December 31, 2014, Mr. Kreppner held 150,000 unvested options with an exercise price of C$11.50 and 63,750 unvested options with an exercise price of C$14.75.
(5)	As at December 31, 2014, Mr. Altman held 250,000 options with an exercise price of C$6.25. The Payment Under Option Plan is calculated in accordance with clause 6.1(c)(ii) of the Stock Option Plan, which provides for a cash payment per underlying share of each vested option in the amount equal to the positive difference between the price per Common Share equal to the greater of the Market Price (as defined in the Stock Option Plan) per share and the price paid by a third party purchaser and the applicable exercise price. The figures shown as a Payment Under Option Plan in the event of a Liquidity Event represents the “in the money” amount of such options as compared to the closing price of the Common Shares on the TSX on December 31, 2014 (being C$46.75). In the event of a Termination Without Cause or a Termination upon a Change of Control, any unvested options held by Mr. Altman would vest pursuant to Mr. Altman’s employment agreement. As at December 31, 2014, Mr. Altman held 125,000 unvested options with an exercise price of C$6.25.

Outstanding Share-Based Awards and Option-Based Awards

The following table sets out the value of all unexercised option-based and share-based awards for the Named Executive Officers outstanding as of December 31, 2014.

Option-Based Awards							Share-Based Awards
Name (a)	Number of securities underlying unexercised options (#) (b)	Option exercise price ($) (c)		Option expiration date (d)	Value of unexercised in-the-money options ($) (e)		Number of Common Shares or units of Common Shares that have not vested (#) (f)	Market or payout value of share-based awards that have not vested ($) (g)	Market or payout value of share-based awards not paid out or distributed ($) (h)
Mark Thompson	—		—	—	—		—	—	—
Leith Tessy(1)	200,000		$3.00	August 8, 2023	$7,459,650		—	—	—
John McCleery	200,000		$3.00	April 1, 2023	$7,459,650		—	—	—
Wayne Kreppner	150,000	C$	11.50	January 29, 2024	$4,557,797	(2)	—	—	—
	85,000	C$	14.95	March 11, 2024	$2,329,972	(2)
Robert Altman	250,000	C$	6.25	December 20, 2023	$8,727,696	(2)	—	—

Notes:

(1)	Effective May 25, 2015, Mr. Tessy ceased to be the Chief Financial Officer and Secretary-Treasurer of the Corporation.
(2)	These amounts were calculated using the Bank of Canada’s U.S. Dollar to Canadian Dollar closing exchange rate on December 31, 2014 of US$1 to C$1.1601.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets out the option-based, share-based and non-equity based incentive plan amounts vested or earned in 2014 and excludes amounts paid in 2014 that have been deferred pursuant to the terms of the non-equity based incentive plans.

Name (a)	Option-Based Awards – Value vested during the year ($) (b)	Share-Based Awards – Value vested during the year ($) (c)	Non-equity incentive plan compensation – Value earned during the year ($) (d)
Mark Thompson	—	—	$185,256
Leith Tessy	$1,522,886	—	$66,789
John McCleery	$579,695	—	$62,500
Wayne Kreppner	$1,499,944		$61,271
Robert Altman	$3,647,530	—	$0

Equity Compensation Plan Information

The following table sets out the equity compensation plan information as at December 31, 2014:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(1)
Equity compensation plans approved by Shareholders (Stock Option Plan)(2)	1,925,000	$3.00 for 825,000 options and C$13.40 for 1,100,000 options		772,883
Equity compensation plans approved by Shareholders (LTIP)(3)	—	—	(4)	538,240

Total	1,925,000	$3.00 for 825,000 options and C$13.40 for 1,100,000 options		1,311,123

Notes:

(1)	Pursuant to the terms of the LTIP and the Stock Option Plan, the total number of Common Shares which may be issued under both equity incentive plans, in the aggregate amount, is equal to ten per cent (10%) of the issued and outstanding Common Shares at any given time.
(2)	In connection with the Corporation’s annual general and special meeting of Shareholders held on June 27, 2014, Shareholders approved an ordinary resolution to amend the Stock Option Plan to change the plan from a “fixed” stock option plan to a “rolling” stock option plan. As of May 25, 2015, 1,850,250 options are outstanding under the Stock Option Plan.
(3)	In connection with the Corporation’s annual general and special meeting of Shareholders held on June 27, 2014, Shareholders approved a special resolution to adopt the LTIP. As of May 25, 2015 51,879 RSUs are outstanding under the LTIP.
(4)	19,924 RSUs were granted to directors, officers and employees of the Corporation in recognition of services rendered during 2014. These RSUs are not reflected in the table above as these RSUs were granted during 2015. In addition, Paul Manning, a former director, resigned from the Board effective January 2, 2015. Mr. Manning served on the Board from May 15, 2014 when the Corporation, through its subsidiary, acquired Donnatal®. Mr. Manning was appointed to primarily assist the Corporation with the transition of Donnatal® and to ensure continuity in the Donnatal® business. With the transition of the Donnatal® business having been completed, the primary objective of Mr. Manning’s service on the Board was achieved. On February 13, 2015, 1,000 RSUs were issued to Paul Manning for services rendered in 2014, which grant was delayed to February 13, 2015, as the Corporation was in a black-out period at the time of the approval of the grant by the Board. Upon completion of his term of office, Mr. Manning was no longer subject to the Corporation’s blackout period. These RSUs vested on February 27, 2015 and were paid out by the Corporation in cash in the amount of $55,326.86.

Director Compensation

The table below sets out a summary of total compensation applicable to each non-executive member of the Board in respect of the 2014 fiscal year.

Name(1) (a)	Fees earned ($) (b)	Share-Based Awards ($) (c)	Option-Based awards ($) (d)	Non-equity incentive plan compensation ($) (e)	Pension Value ($) (f)	All other compensation ($) (g)	Total ($) (h)
John Huss(2)	$52,500	—	—	—	—	—	$52,500
Ron Schmeichel(3)	$71,250	—	—	—	—	—	$71,250
Douglas Deeth	$52,500	—	—	—	—	—	$52,500
Jordan Kupinsky	$65,000	—	—	—	—	—	$65,000
Paul Manning(4)	$31,250	—	—	—	—	—	$31,250

Notes:

(1)	Mark Thompson is the President, Chief Executive Officer, founder and a Director of the Corporation. Mr. Thompson’s compensation information is set forth under the heading “Statement of Executive Compensation - Summary Compensation Table”. In addition, Mr. Edward Borkowski and Ms. Rochelle Fuhrmann have been nominated for election as Directors of the Corporation at the Meeting. As a result, such individuals are not captured in the table above.
(2)	John Huss is not seeking re-election as a Director at the Meeting.
(3)	Ron Schmeichel is not seeking re-election as a Director at the Meeting.

(4)	Paul Manning, a former director, resigned from the Board effective January 2, 2015. Mr. Manning served on the Board from May 15, 2014 when the Corporation, through its subsidiary, acquired Donnatal®. Mr. Manning was appointed to primarily assist the Corporation with the transition of Donnatal® and to ensure continuity in the Donnatal® business. With the transition of the Donnatal® business having been completed, the primary objective of Mr. Manning’s service on the Board was achieved.

The Board considers director compensation based upon, among other things, comparable compensation paid to a peer group of companies in the Canadian and U.S. marketplaces. The Corporation may also reimburse directors for out-of-pocket expenses for, among other matters, attending meetings. The fees earned by the directors during the 2014 fiscal year were awarded based upon the varying degrees of responsibility held by each director, such as, acting as chair of a Board committee. During the second fiscal quarter of 2015 the Board retained Global Governance Advisors as its independent compensation consultant to assist with the ongoing development of the Corporation’s compensation strategy as it continues to develop into a more complex organization.

Outstanding Share-Based Awards and Option-Based Awards

The following table sets forth the details of all outstanding share-based awards and option-based awards of the Corporation granted to the directors that were granted before, and remain outstanding as at the end of, the most recently completed financial year, other than directors who serve as Named Executive Officers.

Option-Based Awards					Share-Based Awards(1)
Name(2) (a)	Number of securities underlying unexercised options (#) (b)	Option exercise price ($) (c)	Option expiration date (d)	Value of unexercised in- the-money options ($) (e)	Number of Common Shares or units of Common Shares that have not vested (#) (f)	Market or payout value of share-based awards that have not vested ($) (g)	Market or payout value of share-based awards not paid out or distributed ($) (h)
John Huss(3)	100,000	$3.00	October 17, 2023	$3,729,825	—	—	—
Ron Schmeichel(4)	100,000	$3.00	September 3, 2023	$3,729,825	—	—	—
Douglas Deeth	100,000	$3.00	August 8, 2023	$3,729,825	—	—	—
Jordan Kupinsky	100,000	$3.00	September 3, 2023	$3,729,825	—	—	—
Paul Manning(5)	—	—	—	—	—	—	—

Notes:

(1)	The Board approved the grant of 4,000 RSUs to the non-executive directors of the Corporation on November 11, 2014. As the Corporation was in a blackout period until May 14, 2015, these RSUs were not granted until May 15, 2015, twenty-four hours after the expiry of the blackout period. On March 3, 2015, the Board approved an employee bonus proposal, which provides for the granting of RSUs having an aggregate value of $833,365 to certain employees of the Corporation in connection with the performance of such employees during the fiscal year ended December 31, 2014. The Board approved the grant of such number of RSUs having a value of $125,000 to each of the non-executive directors for each fiscal year commencing on and after January 1, 2015. As the Corporation was in a blackout period until May 14, 2015, these RSUs were not granted until May 15, 2015, twenty-four hours after the expiry of the blackout period. The Corporation did not issue any DSUs under the LTIP during and since the end of the Corporation’s most recently completed financial year.
(2)	Mark Thompson is the President, Chief Executive Officer, founder and a Director. Mr. Thompson’s compensation information is set forth under the heading “Statement of Executive Compensation - Summary Compensation Table”.
(3)	John Huss is not seeking re-election as a Director at the Meeting.
(4)	Ron Schmeichel is not seeking re-election as a Director at the Meeting.
(5)	Paul Manning, a former director, resigned from the Board effective January 2, 2015. Mr. Manning served on the Board from May 15, 2014 when the Corporation, through its subsidiary, acquired Donnatal®. Mr. Manning was appointed to primarily assist the Corporation with the transition of Donnatal® and to ensure continuity in the Donnatal® business. With the transition of the Donnatal® business having been completed, the primary objective of Mr. Manning’s service on the Board was achieved. On February 13, 2015, 1,000 RSUs were issued to Paul Manning for services rendered in 2014, which grant was delayed to February 13, 2015, as the Corporation was in a black-out period at the time of the approval of the grant by the Board. Upon completion of his term of office, Mr. Manning was no longer subject to the Corporation’s blackout period. These RSUs vested on February 27, 2015 and were paid out by the Corporation in cash in the amount of $55,326.86.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets out the option-based, share-based and non-equity based incentive plan amounts vested or earned in 2014 and excludes amounts paid in 2014 that have been deferred pursuant to the terms of the non-equity based incentive plans.

Name(1) (a)	Option-Based Awards – Value vested during the year ($) (b)	Share-Based Awards – Value vested during the year ($) (c)	Non-equity incentive plan compensation – Value earned during the year ($) (d)
John Huss(2)	—	—	—
Ron Schmeichel(3)	—	—	—
Douglas Deeth	—	—	—
Jordan Kupinsky	—	—	—
Paul Manning(5)	—	—	—

Notes:

(1)	Mark Thompson is the President, Chief Executive Officer, founder and a Director of the Corporation. Mr. Thompson’s compensation information is set forth under the heading “Statement of Executive Compensation - Summary Compensation Table”.
(2)	John Huss is not seeking re-election as a Director at the Meeting.
(3)	Ron Schmeichel is not seeking re-election as a Director at the Meeting.
(4)	Paul Manning, a former director, resigned from the Board effective January 2, 2015. Mr. Manning served on the Board from May 15, 2014 when the Corporation, through its subsidiary, acquired Donnatal®. Mr. Manning was appointed to primarily assist the Corporation with the transition of Donnatal® and to ensure continuity in the Donnatal® business. With the transition of the Donnatal® business having been completed, the primary objective of Mr. Manning’s service on the Board was achieved.

Pension Plan Benefits

The Corporation does not maintain any defined benefit pension plans or defined contribution pension plans.

Indebtedness of Directors, Officers and Employees

None of the directors, executive officers or nominees for election as Directors or their respective associates is, or at any time since the beginning of the most recently completed fiscal year has been, indebted to the Corporation or any of its subsidiaries or is, or has been since the beginning of the most recently completed fiscal year, indebted to another entity where the Corporation or any of its subsidiaries provided a guarantee, support agreement, letter of credit or other similar arrangement in connection with such debt. There was no indebtedness as at May 25, 2015 to the Corporation or any of its subsidiaries, excluding routine indebtedness, owing by present and former officers, present directors or nominees for election as Directors, or employees of the Corporation and any of its subsidiaries.

Description of Incentive Plans

As of the date hereof, the only equity-based incentive plans of the Corporation’s business are the existing Stock Option Plan and LTIP. A copy of the Stock Option Plan is attached to this Circular as Schedule “A” and a copy of the LTIP is attached as Schedule “C” to the Corporation’s management information circular dated May 23, 2014, which is available under the Corporations SEDAR profile, online at www.sedar.com.

STOCK OPTION PLAN

The Corporation’s stock option plan (the “Stock Option Plan”) was approved by the Shareholders at the special meeting of Shareholders held on December 16, 2013. As part of an ongoing review of the Corporation’s compensation strategies, on May 22, 2014, the Board approved certain amendments to the Stock Option Plan, which amendments were approved by Shareholders at the annual general and special meeting of Shareholders held on June 27, 2014. On November 13, 2014, the Board approved further amendments to the Stock Option Plan to clarify the sections of the Stock Option Plan relating to the cashless exercise of options. Such amendment was of a housekeeping nature and did not require shareholder approval. The Stock Option Plan is currently constituted as a

“rolling” stock option plan, whereby the maximum number of Common Shares which may be reserved and set aside for issue under the Stock Option Plan is a maximum of 10% of the Common Shares issued and outstanding from time to time on a non-diluted basis, inclusive of any Common Shares reserved for issuance pursuant to any other security based compensation arrangement of the Corporation, including the LTIP, (which percentage may be increased by the Board from time to time subject to the approval of the Shareholders and such regulatory authorities, stock exchanges or over-the-counter markets having jurisdiction over the affairs of the Corporation). Any increase in the issued and outstanding Common Shares will result in an increase in the available number of Common Shares issuable under the Stock Option Plan and any exercises of options will make new grants available under the Stock Option Plan, effectively resulting in a re-loading of the number of options available for grant under the Stock Option Plan.

Under the Stock Option Plan, as at May 25, 2015, 667,250 stock options have been granted and have been exercised; NIL stock options have been granted and have expired; 1,850,250 stock options have been granted but have not been exercised; and 180,383 stock options remain available for future granting.

The following table sets out the number of stock options: (i) granted and exercised, (ii) granted and expired, (iii) granted and not exercised, and (iv) available for granting under the Stock Option Plan as of May 25, 2015.

Options granted since inception of the Stock Option Plan and either exercised or outstanding	2,317,500
Options granted subject to shareholder approval	—
Total	2,317,500

Options exercised since inception of the Stock Option Plan	667,250
Options granted but not exercised	1,850,250
Options available for future granting	180,383
Total	2,697,883

As at May 25, 2015, the directors and Named Executive Officers of the Corporation, as a group, beneficially own, directly or indirectly, or exercise control or direction over an aggregate of 3,340,976 Common Shares (4,325,676 Common Shares if all options held by them are exercised), representing 9.98% of the current outstanding Common Shares on a non-diluted basis (13.44% of the current outstanding Common Shares on a non-diluted basis if all options held by them are exercised and no other options of the Corporation are exercised) and 9.48% of the Common Shares on a fully diluted basis (13.27% of the current outstanding Common Shares on a fully diluted basis if all options held by them are exercised and all other outstanding options of the Corporation are exercised).

In addition, on November 11, 2014, the Board approved the issuance of 370,000 stock options to certain executive officers of the Corporation to be granted twenty-four hours after the expiry of a blackout period. These stock options were approved in connection with certain transactions, which were contemplated at the time of such Board approval; however, the contemplated transactions did not and have not occurred. As the Corporation was in a blackout period at the time of the approval of the grant, these stock options were never issued and were rescinded by the Board on May 6, 2015, prior to the end of the blackout period.

Summary of the Stock Option Plan

The following is a summary of the principal provisions of the Stock Option Plan and is qualified in its entirety by the full text of the Stock Option Plan which is attached as Schedule “A” to this Circular.

The Stock Option Plan provides that the Board may, from time to time, in its discretion, grant to directors, officers, employees, consultants and any other person or entity engaged to provide ongoing services to the Corporation non-transferable options to purchase Common Shares, provided that the number of Common Shares reserved for issuance under the Stock Option Plan shall not exceed 10% of the issued and outstanding Common Shares of the Corporation from time to time on a non-diluted basis, inclusive of any Common Shares reserved for issuance pursuant to any other security based compensation arrangement of the Corporation (including the LTIP, as defined below). Under the Stock Option Plan the Board has the right, from time to time, to increase such percentage, subject to the approval of the Shareholders and such regulatory authorities, stock exchanges or over-the-counter markets having jurisdiction over the affairs of the Corporation. The Board shall have the power, where consistent with the general purpose and intent of the Stock Option Plan, to determine the terms upon which options will vest (including vesting schedules, if any) and be exercisable. The exercise price of options shall not be less than the lesser of: (i) the closing trading price of the Common Shares on the TSX or, if not listed on the TSX, then such other principal market on which the Common Shares trade as designated by the Board, on the date an option is granted; and (ii) the Market Price of the Common Shares on the date the option is granted. For the purposes of the Stock Option Plan, “Market Price” means the volume-weighted average price of the Common Shares on the stock exchange where the majority of trading volume and value of the Common Shares occurs, for the five trading days immediately preceding the relevant date on which the Market Price is to be determined. In the event that the Common Shares are not listed for trading on a stock exchange, the Market Price shall be the fair market value of the Common Shares as determined by the Board.

Under the Stock Option Plan the number of Common Shares reserved for issuance to any one person shall not exceed 5% of the issued and outstanding Common Shares. The aggregate number of Common Shares issued to insiders of the Corporation within any 12-month period, or issuable to insiders of the Corporation at any time, under the Stock Option Plan and any other security-based compensation arrangement of the Corporation, may not exceed 10% of the total number of issued and outstanding Common Shares of the Corporation at such time.

The Stock Option Plan also provides that:

(i)	Common Shares that were the subject of options granted under the Stock Option Plan that have been exercised, surrendered, lapsed, cancelled or terminated shall thereupon no longer be in reserve and may once again be subject to an option granted under the Stock Option Plan;

(ii)	a holder of an option may, rather than exercise such option, elect a cashless exercise of any options;

(iii)	the expiry date for an option shall not in any circumstance be later than the lesser of the 10th anniversary of the date an option is granted and the maximum period of time allowed by the Stock Exchange (as defined in the Stock Option Plan); and

(iv)	subject to certain exceptions outlined in the Stock Option Plan, all options held by an officer or employee of the Corporation shall expire and terminate, and such employee optionee shall cease to be an eligible person, immediately upon the termination date of such employee optionee or the date of such employee optionee’s death, disability or retirement.

The Board may amend the Stock Option Plan from time to time without Shareholder approval except for amendments relating to:

(i)	the maximum number of Common Shares reserved for issuance under the Stock Option Plan;

(ii)	a reduction in the exercise price for options held by insiders of the Corporation;

(iii)	an extension to the term of any option held by insiders of the Corporation;

(iv)	an increase in any limit on grants of options to insiders of the Corporation; and

(v)	any amendment that is not (a) determined to be necessary or desirable to ensure continuing compliance with applicable laws, regulations, requirements, rules or policies of any governmental authority or stock exchange; or (b) of a “housekeeping” nature, which includes amendments to eliminate any ambiguity or correct or supplement any provision contained in the Stock Option Plan which may be incorrect or incompatible with any other provision of the Stock Option Plan.

As at December 31, 2014 there were:

(i)	825,000 outstanding options to purchase 825,000 Common Shares under the existing Stock Option Plan with a weighted average exercise price of $3.00 and a weighted average contractual life of 9.25 years; and

(ii)	1,100,000 outstanding options to purchase 1,100,000 Common Shares under the existing Stock Option Plan with a weighted average exercise price of C$13.40 and a weighted average contractual life of 9.75 years.

As at the date of this Circular there were:

(i)	712,500 outstanding options to purchase 712,500 Common Shares under the existing Stock Option Plan with a weighted average exercise price of $3.00 and a weighted average contractual life of 9.23 years; and

(ii)	1,137,750 outstanding options to purchase 1,137,750 Common Shares under the existing Stock Option Plan with a weighted average exercise price of C$27.91 and a weighted average contractual life of 9.02 years.

LONG TERM INCENTIVE PLAN

On June 27, 2014, Shareholders approved the LTIP, pursuant to which the Board or, if authorized by the Board, the Human Resources and Compensation Committee may grant units (“Units”), which may be either RSUs or DSUs to officers, directors, employees or consultants of the Corporation. The purpose of the LTIP is to advance the interests of the Corporation: (a) through the motivation, attraction and retention of key employees and directors of the Corporation; (b) by aligning the interests of eligible participants with the interests of Shareholders generally; and (c) by furnishing eligible participants with an additional incentive in their efforts on behalf of the Corporation.

The following is a summary of the principal provisions of the LTIP and is qualified in its entirety by the full text of the LTIP which is attached as Appendix “C” to the Corporation’s management information circular dated May 23, 2014, filed on the Corporation’s SEDAR profile, available online at www.sedar.com

Pursuant to the terms of the LTIP each Unit represents the right to receive one Common Share. Participation in the LTIP is voluntary and, if an eligible participant agrees to participate, the grant of Units is evidenced by an agreement between the Corporation and the participant (an “Award Agreement”). The interest of any participant in any Unit may not be transferred or assigned except by testamentary disposition or in accordance with the laws governing the devolution of property upon death.

The maximum number of Common Shares which may be reserved and set aside for issue under the LTIP in respect of awards of DSUs to DSU participants and for payments in respect of awards of RSUs to RSU participants, shall not exceed 10% of the Common Shares issued and outstanding from time to time on a non-diluted basis, provided that the Board shall have the right, from time to time, to increase such percentage subject to the approval of Shareholders and such regulatory authorities, stock exchanges or over-the-counter markets having jurisdiction over the affairs of the Corporation. For purposes of clarity, the maximum number of Common Shares reserved and set-aside for issue under the LTIP shall be inclusive of any Common Shares reserved for issuance pursuant to any other security based compensation arrangement of the Corporation, including the Stock Option Plan. Common Shares that were the subject of awards that have expired, been surrendered, lapsed, cancelled or terminated shall thereupon no longer be in reserve and may once again be subject to an award granted under the LTIP, effectively resulting in a reloading of the number of RSUs and DSUs available for awards under the LTIP.

The LTIP, together with all other previously established or proposed security based compensation arrangements of the Corporation, including the Stock Option Plan, may not result in:

(i)	the number of Common Shares reserved for issuance to insiders at any time exceeding 10% of the outstanding issue;

(ii)	the issuance to insiders of the Corporation of a number of Common Shares exceeding, within a one year period, 10% of the outstanding issue; or

(iii)	the issuance to any one insider of the Corporation, within a one year period, of a number of Common Shares exceeding 5% of the outstanding issue.

Restricted Share Units

An officer, director, employee or consultant of the Corporation who has been designated by the Corporation for participation in the LTIP and who agrees to participate in the LTIP is an eligible participant to receive RSUs under the LTIP (an “RSU Participant”).

Unless otherwise approved by the Board, an RSU will vest as to 33 1/3% on each of the first, second and third anniversary dates of the grant date, provided that all RSUs granted under a particular award shall vest on or before December 31st of the calendar year which is 3 years following the calendar year in which the service was performed in respect of which the particular award was made (the “Final Vesting Date”). In the event that a vesting date occurs within a blackout period or within 5 business days thereafter, the vesting date shall be 10 business days after the blackout period ends (the “Extension Period”). If an additional blackout period is subsequently imposed during the Extension Period, then the Extension Period will commence following the end of such additional blackout period. Despite the foregoing, a vesting date will not be extended beyond the Final Vesting Date.

On each vesting date, the Corporation decides, in its sole discretion, whether to make all payments in respect of vested RSUs to the RSU Participant in cash, Common Shares issued from treasury or a combination thereof based on the fair market value of the Common Shares as at such date. For the purposes of the LTIP, the fair market value of a Common Share is the weighted average trading price of the Common Shares on the TSX for the 5 trading days immediately preceding the vesting date or DSU Termination Date (as defined below) in respect of DSUs, as applicable.

If an RSU Participant ceases to be an eligible participant under the LTIP due to termination with cause or voluntary termination by the RSU Participant, all unvested RSUs previously credited to the participant’s account are terminated and forfeited as of the termination date. If an RSU Participant ceases to be an eligible participant under the LTIP due to termination without cause, death, total or permanent long-term disability or retirement, any unvested RSUs previously credited to the participant’s account will continue to vest in accordance with their terms or, at the discretion of the Board, be terminated and forfeited as of the termination date.

In the event the Corporation pays a dividend on the Common Shares subsequent to the granting of a RSU award, the number of RSUs relating to such award shall be increased to reflect the amount of the dividend.

Deferred Share Units

A director of the Corporation who has been designated by the Corporation for participation in the LTIP and who agrees to participate in the LTIP is an eligible participant to receive DSUs under the LTIP (a “DSU Participant”).

All DSUs awarded to a DSU Participant vest on the date on which the DSU Participant ceases to be a director of the Corporation (the “DSU Termination Date”).

On the DSU Termination Date, payment in respect of a DSU Participant’s DSUs becomes payable and the Corporation decides, in its sole discretion, whether to make the payment in cash, Common Shares issued from treasury or a combination thereof based on the fair market value of the Common Shares as at the DSU Termination Date.

In the event the Corporation pays a dividend on the Common Shares subsequent to the granting of a DSU award, the number of DSUs relating to such award shall be increased to reflect the amount of the dividend.

Amendments

The Corporation retains the right without the approval of Shareholders:

(i)	to amend the LTIP or any RSUs or DSUs to:

(a) make amendments of a grammatical, typographical, clerical and administrative nature and any amendments required by a regulatory authority or to comply or conform with applicable laws;

(b) change vesting provisions of the LTIP or any Restricted Share Units or Deferred Share Units;

(c) make any other amendments of a non-material nature;

(d) make amendments to the definition of “DSU Participant” and/or “RSU Participant” or the eligibility requirements of participating in the LTIP, where such amendment would not have the potential of broadening or increasing insider participation;

(e) make amendments to the manner in which eligible participants may elect to participate in the LTIP;

(f) make any amendments to the provisions concerning the effect of the termination of a participant’s employment or services on such participant’s status under the LTIP; or

(g) make any amendment which is intended to facilitate the administration of the LTIP; or

(ii)	to suspend, terminate or discontinue the terms and conditions of the LTIP and the Restricted Share Units and Deferred Share Units granted under the LTIP by resolution of the Board, provided that:

(a) no such amendment to the LTIP shall cause the LTIP in respect of Restricted Share Units to cease to be a plan described in paragraph (k) of the definition of “salary deferral arrangement” in subsection 248(1) of the Income Tax Act (Canada) (the “ITA”) or any successor to such provision;

(b) no such amendment to the LTIP shall cause the LTIP in respect of Deferred Share Units to cease to be a plan described in regulation 6801(d) of the ITA or any successor to such provision; and

(c) any amendment shall be subject to the prior consent of any applicable regulatory bodies, including the TSX, as may be required.

Any amendment to the LTIP which changes the vesting provisions of the LTIP or any RSUs or DSUs, or any suspension, termination or discontinuance of the terms and conditions of the LTIP and the Restricted Share Units and Deferred Share Units granted under the LTIP, shall take effect only with respect to awards granted after the effective date of such amendment, provided that it may apply to any outstanding award with the mutual consent of the Corporation and the participants to whom such awards have been granted.

Any amendment to the LTIP other than as described above shall require the approval of shareholders given by the affirmative vote of a simple majority of the Common Shares (or, where required, “disinterested” Shareholder approval) represented at a meeting of Shareholders at which a motion to approve the LTIP or an amendment to the LTIP is presented. Specific amendments requiring shareholder approval include:

(i)	to increase the number of Common Shares reserved under the LTIP;

(ii)	to change the definition of RSU Participants or DSU Participants or the eligibility requirements of participating in the LTIP, where such amendment would have the potential of broadening or increasing insider participation;

(iii)	the extension of any right of a participant under the Plan beyond the date on which such right would originally have expired;

(iv)	to permit RSUs or DSUs to be transferred other than by testamentary disposition or in accordance with the laws governing the devolution of property in the event of death;

(v)	to permit awards other than RSUs and DSUs under the LTIP; and

(vi)	to amend the amendment provisions of the LTIP so as to increase the ability of the Board to amend the LTIP without shareholder approval.

As at December 31, 2014 there were no RSUs or DSUs outstanding under the LTIP. As at the date of this Circular there were no DSUs outstanding under the LTIP and there were (i) 51,879 RSUs granted that remain unvested; and (ii) 93 RSUs granted which have vested.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Board of Directors

The Board is currently comprised of five directors. A majority of the directors on the current Board are independent. If all of the Director nominees are successfully elected, the Board will continue to consist of a majority of independent directors. In order to facilitate the exercise of independent judgement in carrying out its responsibilities, the Board will continue to hold in camera meetings of independent directors after each meeting of the Board. The Board has concluded that four of the proposed Directors (Messrs. Kupinsky, Deeth, Borkowski and Ms. Fuhrmann) are independent from management of the Corporation for the purposes of National Instrument 58-101 – Corporate Governance. Mr. Thompson is not considered independent because he is currently the President and Chief Executive Officer of the Corporation.

Mr. Schmeichel is the non-executive Chairman of the Board. The Chairman’s responsibilities include leadership of the Board and its efficient organization and operation. The Chairman is also responsible for ensuring that effective communication exists between the Board and management and that the Board is informed about the business of the Corporation. As Ron Schmeichel is not seeking re-election, effective upon conclusion of the Meeting, it is planned that Mr. Thompson will replace Mr. Schmeichel as the Chairman of the Board and Jordan Kupinsky will become the Lead Independent Director of the Board.

Mandate of the Board of Directors

The Board does not have a written mandate. The duties and responsibilities of the Board are to supervise the management of the business and affairs of the Corporation, and to act with a view towards the best interests of the Corporation. The Board is responsible for the oversight and review of:

•	the strategic planning process of the Corporation;

•	identifying the principal risks of the Corporation’s business and ensuring the implementation of appropriate systems to manage these risks;

•	succession planning, including appointing, training and monitoring senior management;

•	a communications policy for the Corporation to facilitate communications with investors and other interested parties; and

•	the integrity of the Corporation’s internal control and management information systems.

The Board discharges its responsibilities directly and through its committees, currently consisting of the Audit Committee, the Human Resources and Compensation Committee and the Nominating and Corporate Governance Committee.

The Board and the Chief Executive Officer have not developed a written position description for the Chief Executive Officer. The Board delineates the role and responsibilities of the Chief Executive Officer through the executive employment agreement between the Corporation and Mr. Thompson. The employment agreement provides, among other things, that the Chief Executive Officer’s duties shall include overseeing the day-to-day operations of the Corporation, strategic planning and business development.

Meetings of the Board of Directors

The Board meets at least once each quarter, with additional meetings held when appropriate. Meetings of the Board may be held by teleconference or other electronic means, as needed to discharge its responsibilities, but in most instances these meetings are held in person. Independent directors meet in camera without non-independent directors or management present in conjunction with every meeting of the Board. Board members are expected to attend all Board meetings and meetings of committees on which they serve. The following table provides the record of attendance of each member of the Board for all meetings of the Board and each committee, which were held since the beginning of the Corporation’s most recently completed financial year.

Director(1)	Board Meetings(2)		Audit Committee Meetings		Human Resources and Compensation Committee Meetings		Nominating and Corporate Governance Committee Meetings		Overall
	#	%	#	%	#	%	#	%	#	%
Mark Thompson	17/17	100%	—	—	—	—	—	—	17/17	100%
Jordan Kupinsky	17/17	100%	9/9	100%	—	—	2/2	100%	28/28	100%
Douglas Deeth	17/17	100%	—	—	4/4	100%	2/2	100%	23/23	100%
Ronald Schmeichel	17/17	100%	9/9	100%	4/4	100%	—	—	30/30	100%
John Huss	16/17	94%	8/9	88%	4/4	100%	2/2	100%	30/32	94%
Paul Manning(3)	7/7	100%	—	—	—	—	—	—	7/7	100%

Notes:

(1)	Ronald Schmeichel and John Huss are not standing for re-election as a Director at the Meeting. In their place, Edward Borkowski and Rochelle Fuhrmann have been nominated for election as Directors of the Board and are not referenced in the above table as their appointment is subject to Shareholder approval at the Meeting. As a result, Mr. Borkowski and Ms. Fuhrmann have not participated as a director of the Corporation in any meeting of the Board or any of its committees prior to the date of this Circular.
(2)	This table does not reflect matters passed by the Board by way of written resolution.
(3)	Attendance records for Paul Manning relate only to the period following his appointment to the Board on May 15, 2014 until his resignation from the Board, effective January 2, 2015.

Board Renewal and Term Limits

The Corporation has not adopted a formal policy on director term limits. It has been the Corporation’s practice to elect directors on an annual basis to hold office until a successor is appointed or until the conclusion of the next annual meeting of Shareholders. Management believes that the current approach allows the Corporation to undergo Board renewal as necessary. In addition, the Corporation relies on its current director nominee selection process, in addition to the Corporation’s various policies (as described below), when selecting Director nominees for election to the Board on an annual basis.

Selection of New Board Members

The Nominating and Corporate Governance Committee considers candidates for Board membership who are suggested by members of the committee, other Board members, members of management and Shareholders. Once the Nominating and Corporate Governance Committee has identified prospective nominees for directorship, the Board is responsible for selecting such candidates. The Nominating and Corporate Governance Committee seeks to identify director candidates with solid business and other appropriate experience and expertise, having regard for the nature of the Corporation’s business and the current composition of the Board, and commitment to devoting the time and attention necessary to fulfill their duties to the Corporation.

In addition to the factors to be considered pursuant to the Diversity Policy (as defined below), the Nominating and Corporate Governance Committee considers the following general factors in evaluating a prospective candidate to the Board, which include (i) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints, and (ii) backgrounds, experience, expertise, skills and other demographics of director candidates. The Corporation believes that the backgrounds and qualifications of its directors, considered as a group, should provide a mix of skills, experience, and knowledge, which will ensure that the Board is able to continue to fulfill its responsibilities. The Nominating and Corporate Governance Committee also considers the independence of directors and proposed Directors. The Corporation has not adopted a formal policy on term limits for its directors, as it believes the current process used by the Nominating and Corporate Governance Committee in selecting appropriate nominees for election to the Board on an annual basis ensures that the Board undergoes regular renewal, as necessary.

Gender Diversity

The Corporation has adopted a policy regarding diversity on the Board, in executive office positions and in the employee pool generally (the “Diversity Policy”), which addresses the selection of directors, officers and employees. The objective of the Diversity Policy is to set out the Corporation’s approach to diversity on the Board, in executive officer positions and in the employee pool generally. The Corporation believes that a merit-based approach should be applied in the selection of employees, senior management and the Board, with an emphasis on promoting diversity at all levels of the Corporation and remains committed to selecting the best persons to fulfill these roles. At the same time, the Corporation recognizes that it is important to have a diverse pool of employees, directors and executive officers in order to retain a broad range of perspectives, skills, experience and expertise for the stewardship and management of the Corporation. The Corporation believes that it benefits from a diversity of viewpoints, backgrounds, skills, and experience. The Corporation recognizes that gender diversity is a significant component of diversity and acknowledges the important role that women, with appropriate and relevant skills and experience, play in contributing to the Corporation’s stewardship and management. The Nominating and Corporate Governance Committee of the Board has been directed to search for qualified persons to serve on the Board and has retained an executive search firm to help achieve the Board’s diversity objectives. Progress toward, and objectives for, achieving diversity on the Board as well as the effectiveness of the Diversity Policy will be reviewed periodically. Although the Corporation does not currently have a female director or NEO, female candidates are regularly considered for such positions. In addition, if elected by Shareholders at the Meeting, Rochelle Fuhrmann will be the first female director of the Board. The Corporation has not adopted targets (as defined in National Instrument 58-101 - Disclosure of Corporate Governance Practices) regarding female representation on the Board and in senior management positions due to the relatively short history of the Corporation’s business, and the fact that director and executive officer position searches are infrequent. The Corporation has been and remains committed to diversity and believes that diversity enhances both the quality and effectiveness of the Corporation’s performance and is an important aspect to effective corporate governance.

Majority Voting for Board Elections

The Corporation has adopted a written policy requiring that in an uncontested annual general or special meeting of Shareholders set for the election of directors, any nominee who does not receive at least a majority (50% + 1 vote) of votes cast “for” his or her election will immediately tender a resignation to the Chairman of the Board following such meeting of Shareholders. The Nominating and Corporate Governance Committee will consider the offer of resignation and, except in special circumstances, will recommend that the Board accept the resignation. The Board will make its decision and announce it in a press release within ninety (90) days following the applicable annual or special meeting of Shareholders, including the reasons for rejecting the resignation, if applicable. A director who tenders his or her resignation will not participate in any meeting of the Board to consider whether or not his or her resignation shall be accepted.

Independence of Board of Directors

The independence of the Board from management is supported through the following practices:

•	The independent directors meet in camera without management present in conjunction with every meeting of the Board; and

•	The Corporation maintains a whistle-blowing policy, which is contained within the Code (as defined below).

Position Descriptions

The responsibilities of the Chairman of the Corporation include leadership of the Board and its efficient organization and operation. The Chairman is also responsible for ensuring that effective communication exists between the Board and management and that the Board is informed about the business of the Corporation.

Each committee chair is responsible for the effective organization and operation of the relevant committee he or she chairs and is required to provide leadership in discharging the mandate set out in the committee charter. The chair also acts as primary liaison between the relevant committee and the Corporation’s management where necessary. The chair of each committee reports directly to the Board.

Orientation and Education

The Nominating and Corporate Governance Committee develops, recommends and oversees the Board’s orientation program for new directors. This program is designed to assist new directors to understand the role of the Board and its committees, the contribution individual directors are expected to make to the Corporation (including the commitment of time and energy that the Corporation expects) and the nature and operation of the Corporation’s business. In addition, new directors are oriented to the roles of the Board and individual directors and the business and affairs of the Corporation through discussions with the Corporation’s management and the incumbent directors by periodic presentations from senior management on major business, industry and competitive issues. Management provides information to the Board and its committees as necessary to keep the directors up-to-date with corporate governance requirements and best practices, the Corporation and its business and the environment in which it operates, as well as developments concerning the responsibilities of directors.

The Board currently does not provide continuing education for its directors. By using a Board composed of experienced professionals with a wide range of financial and pharmaceutical expertise, the Corporation ensures that the Board operates effectively and efficiently.

Code of Conduct

The Board has adopted a written Code of Conduct (the “Code”) that has been adopted by, or is applicable to, all directors, officers and employees of the Corporation, as well as consultants and contract workers who perform work on behalf of the Corporation. The Code constitutes written standards that are designed to promote integrity and to deter wrongdoing. In particular, the Code addresses the following issues:

•	equal opportunity employment;

•	discrimination and harassment;

•	substance abuse;

•	compliance with laws, rules and regulations (including insider trading laws);

•	the acceptance of gifts or benefits;

•	conflicts of interest;

•	outside business activities and employment;

•	protection and proper use of corporate assets and opportunities;

•	confidentiality of corporate information;

•	fair dealing with Shareholders;

•	record retention and documentation;

•	social media use;

•	disclosure of breaches of the Code; and

•	reporting of any illegal or unethical behaviour.

Interested parties may request a copy of the Code by writing to the President and Chief Executive Officer, at 277 Lakeshore Rd. East, Suite 302, Oakville, Ontario, L6J 1H9.

Each person to whom the Code is applicable must provide a signed acknowledgement to the Corporation indicating that he or she is responsible for complying with the Code. Furthermore, in keeping with the whistleblower policy contained within the Code, employees are encouraged to report any instance of non-compliance with the Code or applicable laws and regulations with their supervisor or, if appropriate, the Chief Executive Officer or Chief Financial Officer of the Corporation. The Board regularly reviews the Corporation’s policies, including the Code and may revise and update the Code on an annual basis. Any waiver of the Code for executive officers or directors of the Corporation may only be made by the Board or a committee of the Board and must be promptly disclosed to Shareholders. All new directors, officers and employees of the Corporation and any subsidiaries, as well as consultants and contract workers who perform work on behalf of the Corporation, are advised of the Code and its importance and the Code is brought to the attention of all employees on an annual basis.

The Corporation is established under and is therefore governed by the provisions of the OBCA. Pursuant to the OBCA, a director or officer of the Corporation must disclose in writing or by requesting that it be entered in the minutes of meetings of the Board, the nature and extent of any interest that he or she has in a material contract or material transaction, whether made or proposed, with the Corporation, if the director or officer: (a) is a party to the contract or transaction; (b) is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction; or (c) has a material interest in a party to the contract or transaction. The interested director cannot vote on any resolution to approve the contract or transaction, subject to certain limited exceptions.

Reporting Issuer Positions

Other than Jordan Kupinsky, none of the proposed Directors are directors of other reporting issuers (or the equivalent) in Canada or a foreign jurisdiction. Mr. Kupinsky is a director of Mira IV Acquisition Corp., Mira VI Acquisition Corp. and Atlas Financial Holdings, Inc.

Committees of the Board

Audit Committee

The directors of the Corporation have established an audit committee comprised of three directors (the “Audit Committee”). The Audit Committee is mandated to assist the Board in fulfilling applicable public company obligations respecting audit committees and its oversight responsibilities with respect to the Corporation’s: (i) external audit function; including the qualifications, independence, appointment and oversight of the work of the external auditors; (ii) accounting and financial reporting requirements; (iii) reporting of financial information to the public; (iv) compliance with law and regulatory requirements; (v) risks and risk management policies; (vi) system of internal controls and management information systems; and (vii) such other functions as are delegated to the Audit Committee by the Board. Specifically, with respect to the Corporation’s external audit function, the Audit Committee assists the Board in fulfilling its oversight responsibilities relating to: (i) the quality and integrity of the Corporation’s financial statements; (ii) the independent auditors’ qualifications; (iii) and the performance of the Corporation’s independent auditors. The Audit Committee must review and recommend to the Board the Corporation’s annual and interim consolidated financial statements and related management’s discussion and analysis and other material public financial disclosure for approval before they are released to the public or filed with the appropriate regulators. The Audit Committee annually reviews its charter and recommends changes to the Board with respect to the charter, as necessary. A copy of the charter of the Audit Committee was included in the Annual Information Form of the Corporation dated March 19, 2015, which is available under the Corporation’s profile on SEDAR, online at www.sedar.com. For a discussion of the disclosure required by Part 5 of National

Instrument 52-110 - Audit Committees, please refer to the section entitled “Audit Committee” in the Corporation’s Annual Information Form dated March 19, 2015.

In accordance with National Instrument 52-110 – Audit Committees, the Audit Committee will, from time to time, implement and oversee procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. In this regard, the Corporation has established a whistleblower policy, which is contained within the Code.

Composition and Relevant Education/Experience of Members

The Audit Committee is comprised of three members, Messrs. Kupinsky (Chair), Schmeichel and Huss. The relevant education and experience of each member of the Audit Committee is provided above, under the heading “Director Nominees of Concordia Healthcare Corp.” All of the Audit Committee members are independent of management of the Corporation as required by National Instrument 52-110 – Audit Committees and each member is financially literate in that each has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Corporation’s financial statements. Subject to their election to the Board at the Meeting, and subsequent to the Meeting, it is planned that Messrs. Kupinsky (Chair) and Borkowski and Ms. Fuhrmann will be appointed to the Audit Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Jordan Kupinsky (Chair), Douglas Deeth and John Huss. The relevant education and experience of each member of the Nominating and Corporate Governance Committee is provided above, under the heading “Director Nominees of Concordia Healthcare Corp.” All of the Nominating and Corporate Governance Committee members are independent for purposes of National Instrument 58-101 – Corporate Governance. The Nominating and Corporate Governance Committee oversees the Corporation’s approach to corporate governance matters. The mandate of the Nominating and Corporate Governance Committee includes: (i) identifying qualified individuals to serve as members of the Board, including incumbent directors; (ii) recommending candidates for election or re-election, including persons to fill newly created director positions or board vacancies; (iii) recommending directors for committee membership; (iv) leading the Board in its annual self-evaluation; (v) orienting and developing Board members; and (vi) developing and monitoring the Corporation’s corporate governance guidelines. Any recommendation made by the Nominating and Corporate Governance Committee is presented to the Board for approval to ensure additional oversight of the process. Subject to their election to the Board at the Meeting, and subsequent to the Meeting, it is planned that Messrs. Kupinsky (Chair) and Deeth and Ms. Fuhrmann will be appointed to the Nominating and Corporate Governance Committee.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee is comprised of three members, Messrs. Deeth (Chair), Schmeichel and Huss. The relevant education and experience of each member of the Human Resources and Compensation Committee is provided above, under the heading “Director Nominees of Concordia Healthcare Corp.” All of the Human Resources and Compensation Committee members are independent for purposes of National Instrument 58-101 – Corporate Governance. The Human Resources and Compensation Committee oversees the remuneration policies and practices of the Corporation. The principal responsibilities and purpose of the Human Resources and Compensation Committee include: (i) reviewing compensation and human resources issues in support of the achievement of the Corporation’s business strategy and making recommendations to the Board as appropriate; (ii) reviewing and approving corporate goals and objectives relevant to CEO compensation, evaluating the CEO’s performance in light of these goals and objectives and recommending to the Board the CEO’s compensation level based on this evaluation; (iii) recommending to the Board non-CEO compensation levels, incentive-based plans and equity-based plans; and (iv) reviewing compensation disclosure in public documents. Although the Human Resources and Compensation Committee is comprised entirely of independent directors, any recommendations of the Human Resources and Compensation Committee must be approved by the Board to ensure an objective process for determining the compensation of its directors and executive officers. Subject to their election to the Board at the Meeting, and subsequent to the Meeting, it is planned that Messrs. Deeth (Chair), Kupinsky and Borkowski will be appointed to the Human Resources and Compensation Committee.

Board of Directors, Committee and Director Evaluation

The Board, in consultation with the Nominating and Corporate Governance Committee, on an annual basis, receives a recommendation from the Nominating and Corporate Governance Committee for assessing the performance and effectiveness of the Board, its committees and the individual directors. In order to facilitate this, the Nominating and Corporate Governance Committee is responsible for developing and recommending to the Board a process for assessing criteria that considers the solicitation and receipt of comments from any directors and the competencies and skills each director is expected to bring to the Board.

Each individual committee and the Board, in the assessment process overseen by the Nominating and Corporate Governance Committee (as described above), assesses its own performance and that of the individual directors of which each is comprised, as well as each committee’s own respective charter.

Disclosure, Securities Trading and Confidentiality Policy

The Board has adopted a Disclosure, Securities Trading and Confidentiality Policy designed to promote consistent disclosure practices aimed at informative, timely and broadly disseminated disclosure of material information to the public in accordance with all applicable legal and regulatory requirements. It is applicable to all directors, officers and employees of the Corporation. The Disclosure, Securities Trading and Confidentiality Policy prohibits selective disclosure of material information regarding the Corporation or its business. In addition, the Disclosure, Securities Trading and Confidentiality Policy addresses securities trading matters, and provides for trading blackout periods and quiet periods.

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

The Corporation annually renews and purchases insurance coverage for Directors’ and officers’ liability. The current term (December 19, 2014 to December 19, 2015) premium of approximately $264,500 covers Directors’ and officers’ liability for an aggregate limit of $50,000,000. The policy provides for deductibles ranging from $0 to $150,000 depending upon the nature of the claim. There is no deductible for any claim made by a Director or officer when indemnification has not been granted. This premium is paid entirely by the Corporation.

ADDITIONAL INFORMATION

Additional information relating to the Corporation is available under the Corporation’s profile on SEDAR, online at www.sedar.com. Financial information relating to the Corporation is provided in the Financial Statements and the accompanying management’s discussion and analysis. A comprehensive description of the Corporation and its business, as well as a summary of risk factors applicable to the Corporation and its business are set out in the Corporation’s Annual Information Form, dated March 19, 2015, and latest available management’s discussion and analysis. Copies of the Annual Information Form, the Financial Statements, the related management’s discussion and analysis, and any interim consolidated financial statements of the issuer that have been filed for any period after the end of the Corporation’s most recently completed financial year are available to anyone, upon request to Mark Thompson, President and Chief Executive Officer at 277 Lakeshore Rd. East, Suite 302, Oakville, Ontario, L6J 1H9, and without charge to Shareholders, and are also available under the Corporation’s profile on SEDAR, online at www.sedar.com.

DIRECTORS’ APPROVAL

The contents of this Circular and its sending to Shareholders have been approved by the Board.

Dated at Toronto, Ontario, this 25th day of May, 2015.

BY ORDER OF THE BOARD OF DIRECTORS OF CONCORDIA HEALTHCARE CORP.

By:	<Signed> Mark Thompson
	Name:	Mark Thompson
	Title:	President and Chief Executive Officer

SCHEDULE “A”

CONCORDIA HEALTHCARE CORP.

Stock Option Plan

CONCORDIA HEALTHCARE CORP.

STOCK OPTION PLAN AS AMENDED

ARTICLE 1

GENERAL

1.1	Purpose of Plan

The purpose of this Plan (as defined below) is to allow full-time and salaried officers and employees of Concordia Healthcare Corp. (“Concordia” or the “Corporation”) or its Subsidiaries (as defined below), directors of Concordia and certain other persons as may be determined by the Board (as defined below) from time to time to participate, through share ownership, in the growth of the business of Concordia and also to enhance Concordia’s ability to attract, retain and motivate key personnel and reward significant performance achievements.

1.2	Defined Terms

The following terms shall have the meanings set out below and grammatical variations of such terms shall have the corresponding meanings:

“affiliate” has the same meaning as “affiliated companies” in the Securities Act (Ontario), as amended from time to time, and shall also include those issuers that are similarly related, whether or not any of the issuers are corporations, companies, partnerships, limited partnerships, trusts, income trusts or investment trusts or any other organized entity issuing securities;

“associate” has the meaning given to that term in the Securities Act (Ontario), as amended from time to time;

“arm’s length” has the meaning given to that term in the Income Tax Act (Canada), as now in effect;

“Black-Out Period” means any period during which a policy of Concordia prevents an Insider of Concordia from trading in the Shares;

“Board” means the board of directors of Concordia at the applicable time;

“Business Day” means any day, other than a Saturday or a Sunday, or a day observed as a statutory or civic holiday in Toronto, Ontario;

“Committee” shall have the meaning attributed thereto in Section 2.1(c);

“Continuing Employee Optionee” shall have the meaning attributed thereto in Section 6.1(b);

“control” means, in respect of any person, such person’s power or authority to direct, or cause the direction of, directly or indirectly, the management, policies or actions of any other person, whether through the ownership of voting securities or by contract or otherwise. Without limiting the foregoing, a person (the “first person”) will be conclusively deemed to control another where the first person beneficially owns, directly or through intermediaries, more than 50% of the voting securities of the other;

“Date of Employment” shall mean the date of the employment agreement between an Employee Optionee and Concordia or a Subsidiary, as applicable, or, if no such employment agreement exists, the date on which the Employee Optionee commenced his or her employment with Concordia or a Subsidiary, as applicable, as determined by the Board in its discretion;

“Date of Grant” means, for any Option, the date the Option was granted by the Board;

“Disability” means, in respect of any Optionee, the Optionee’s inability, due to debilitating physical incapacity, to substantially perform his or her duties and responsibilities as an employee or director of Concordia or a Subsidiary, as applicable, for 90 consecutive days or a total of 180 days in any consecutive 12-month period;

“Effective Date” means December 20, 2013;

“Eligible Person” means, subject to all applicable laws, any employee, officer or director of the Corporation or any Subsidiary or any other person or entity engaged to provide ongoing services to the Corporation or any Subsidiary pursuant to a written contract with the Corporation or any Subsidiary where such person or entity spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or any Subsidiary and any other person who is designated by the Board as an Eligible Person;

“Employee Optionee” shall have the meaning attributed thereto in Section 4.1;

“Employee Termination Date” shall have the meaning attributed thereto in Section 4.2(a);

“Exercise Notice” means the notice respecting the exercise of an Option, substantially in the form annexed hereto as 0, as may be amended from time to time, signed by an Optionee and stating the Optionee’s intention to exercise all or a portion of a particular Option;

“Exercise Price” means the price per share at which a Share may be purchased under any Option, as the same may be adjusted from time to time in accordance with Section 3.5;

“Expiry Date” shall mean the date on which an Option expires, following which it shall immediately terminate and be cancelled without any further act or formality;

“Insider” has the meaning given to that term in the Securities Act (Ontario), as amended from time to time, and shall include associates and affiliates of the Insider;

“Liquidity Event” shall have the meaning attributed thereto in Article 6;

“Market Price” means the volume-weighted average price of the Shares on a Stock Exchange where the majority of the trading volume and value of the Shares occurs, for the five trading days immediately preceding the relevant date on which Market Price is to be determined. If the Shares are not listed for trading on a Stock Exchange, the Market Price shall be the fair market value of the Shares as determined by the Board of Directors of the Corporation;

“Non-Continuing Employee Optionee” shall have the meaning attributed thereto in Section 6.1(b);

“Option” means an option to purchase one Share at a specified Exercise Price granted on the Date of Grant under this Plan;

“Option Agreement” means, with respect to any Option, the agreement entered into between Concordia and the Optionee setting out the terms and conditions of such Option, as the same may be amended, supplemented or replaced from time to time;

“Optionee” means a person to whom an Option has been granted;

“Plan” means this 2013 Stock Option Plan of Concordia, as amended, as the same may be further amended, supplemented or replaced from time to time;

“Retirement” means the normal retirement of the Employee Optionee from employment with or from appointment as a director of Concordia or the early retirement of the Employee Optionee pursuant to any applicable retirement plan of Concordia, all as determined by the Board, acting reasonably;

“Shares” means the common shares of Concordia or, in the event of an adjustment contemplated by Section 3.5, such other shares or securities to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment;

“Stock Exchange” means the Toronto Stock Exchange, or, if the Shares are not listed on the Toronto Stock Exchange, the TSX Venture Exchange, or if the Shares are not listed on either the Toronto Stock Exchange or the TSX Venture Exchange, such other principal market upon which the Shares are traded as designated by the Board or the Committee from time to time;

“Subsidiary” means a person, other than a natural person, that is controlled by Concordia;

“Third Party” means, in relation to Concordia, a person with whom it deals at arm’s length; and

1.3	Interpretation

(a) As used herein, the terms “Article” and “Section” mean and refer to the specified Article and Section of this Plan, respectively.

(b) Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(c) Unless otherwise specified, all references to money amounts are to Canadian currency.

(d) Any time period referred to in this Plan shall be calculated excluding the day on which the period commences and including the day on which the period ends.

(e) Whenever any payment is required to be made, event is to occur, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, event is to occur, action shall be taken or period of time shall expire on the next following Business Day.

1.4	Schedules

The following are the Schedules annexed hereto and incorporated by reference and deemed to be part of this Plan:

Schedule A	-	Form of Option Agreement
Schedule B	-	Form of Exercise Notice

ARTICLE 2

ADMINISTRATION OF THE PLAN

2.1	Administration

(a) This Plan will be administered by the Board.

(b) The Board shall have the power, where consistent with the general purpose and intent of this Plan to do as follows:

(i)	establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of this Plan;

(ii)	interpret and construe this Plan and to determine all questions arising out of this Plan and any Options granted pursuant to this Plan;

(iii)	designate persons or entities engaged to provide ongoing services to the Corporation or any Subsidiary as Eligible Persons;

(iv)	determine the Eligible Persons to whom Options are to be granted and to grant Options;

(v)	approve the assignment of Options in accordance with Section 3.7;

(vi)	determine the number of Shares subject to each grant of Options and to reserve such Shares for issuance;

(vii)	determine for each Option the Exercise Price;

(viii)	determine the time or times when Options will be granted and the terms upon which Options will vest and be exercisable;

(ix)	determine if the Shares which are subject to Options will be subject to any restrictions upon the exercise of such Options;

(x)	prescribe the form of the instruments relating to the grant, exercise and other terms of Options; and

(xi)	make all other reasonable determinations and take all other reasonable actions, necessary or advisable for the implementation and administration of this Plan.

Any interpretation, construction or determination made by the Board in accordance with this Section shall be final, binding and conclusive for all purposes.

(c) To the extent permitted by applicable law, the Board may, from time to time, delegate to a committee (the “Committee”) of the Board or to the Chief Executive Officer of Concordia, all or any of the powers conferred on the Board under this Plan. In such event, the Committee or the Chief Executive Officer of Concordia, as applicable, will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board. Any decision made or action taken by the Committee or the Chief Executive Officer of Concordia arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive.

(d) The day-to-day administration of this Plan may be delegated to such officers and employees of Concordia as the Board determines.

2.2	Total Shares Subject to Options

(a) The maximum number of Shares which may be reserved and set aside for issue under this Plan shall not exceed 10% of the Shares issued and outstanding from time to time on a non-diluted basis, provided that the Board shall have the right, from time to time, to increase such percentage subject to the approval of shareholders of the Corporation and such regulatory authorities, stock exchanges or over-the-counter markets having jurisdiction over the affairs of the Corporation. For purposes of clarity, the maximum number of Shares reserved and set aside for issue under this Plan shall be inclusive of any Shares reserved for issuance pursuant to any other security based compensation arrangement of Concordia, including Concordia’s long term incentive plan. In addition:

(i)	Options granted under this Plan shall not result, at any time, in the number of Shares reserved for issuance to any one person exceeding 5% of the outstanding issue of Shares;

(ii)	the aggregate number of Shares issued to Insiders of Concordia within any 12-month period, or issuable to Insiders of Concordia at any time, under this Plan and any other security-based compensation arrangement of Concordia, may not exceed 10% of the total number of issued and outstanding Shares of Concordia at such time; and

(iii)	the aggregate number of Shares reserved for issue to any one “service provider” (within the meaning of the applicable requirements of the Stock Exchange) of Concordia upon the exercise of Options shall not exceed 2% of the total number of Shares then outstanding, excluding Shares issued to such “service provider” upon the exercise of Options over the preceding 12 month period.

(b) For purposes of this Section 2.2, the number of Shares then outstanding shall mean the number of Shares outstanding on a non-diluted basis immediately prior to the proposed grant of the applicable Option.

(c) Shares that were the subject of Options that have been exercised, surrendered, lapsed, cancelled or terminated shall thereupon no longer be in reserve and may once again be subject to an Option granted under this Plan.

2.3	Option Agreements

(a) Execution and Delivery of Option Agreement - Each grant of Options under Section 3.1 of this Plan shall be evidenced by an Option Agreement and it shall be a condition of the grant of any Option that the applicable Optionee executes and delivers to Concordia an Option Agreement. Such Option Agreements will be substantially in the form of the Option Agreement set out in Schedule A hereto and will contain such provisions or changes, including changes to the terms of this Plan, that the Board may direct. Any one officer or director of Concordia is authorized and empowered to execute and deliver, for and on behalf of Concordia, an Option Agreement to each Optionee.

(b) Optionee’s Agreement to be Bound - Execution of an Option Agreement by an Optionee shall be construed as acceptance by the Optionee of the terms and conditions of this Plan and all policies, rules, regulations and procedures adopted hereunder, as such may be amended from time to time.

ARTICLE 3

GRANT OF OPTIONS

3.1	Grant of Options

(a) Options Granted at the Discretion of the Board - Options may be granted to Eligible Persons from time to time at the discretion of the Board provided that at no time will the number of Options granted under this Plan exceed the number of Shares reserved under Section 2.2.

(b) Terms and Conditions of Options - Subject to this Article 3, the Board shall determine the following in its sole discretion with respect to each Option;

(i)	the number of Shares issuable on the exercise of such Option;

(ii)	the Exercise Price,

(iii)	the Expiry Date;

(iv)	the vesting schedule, if any; and

(v)	such other terms and conditions as the Board may consider appropriate in its sole discretion.

3.2	Exercise Price

The Exercise Price at which any Option may be exercised to acquire a Share shall be determined by the Committee on the Date of Grant, provided that such price shall be not less than the lesser of (i) the closing trading price of the Shares on the Stock Exchange on the Date of Grant and (ii) the Market Price of the Shares on the Date of Grant of the Option.

3.3	Expiry Date

(a) The Expiry Date for an Option granted under this Plan shall not in any circumstance be later than the lesser of the 10th anniversary of the Date of Grant of such Option and such maximum period of time as may be allowed by the Stock Exchange.

(b) Notwithstanding anything contained in this Plan or an Option Agreement, if the date on which an Option expires occurs during, or within 10 days of the last day of, a Black-Out Period or other trading restriction imposed by Concordia, the date of termination or expiry for the Option will be the last day of the 10-day period.

3.4	Exercise of Option

(a) Delivery of Exercise Notice by Optionee – An Optionee may exercise any Option which has vested by delivering to Concordia an Exercise Notice accompanied by payment of the Exercise Price in respect of the Shares to be purchased. The Exercise Price must be fully paid by certified cheque, bank draft or wire transfer of immediately available funds payable to Concordia. No Shares will be issued or transferred until full payment therefor has been received by Concordia.

(b) Cashless Exercise – As an alternative to Section 3.4(a), an Optionee may elect a “cashless” exercise of any Options in an Exercise Notice. In such case, Concordia will make arrangements which may include arranging a broker to advance an amount equal to the Exercise Price to the Optionee for payment to Concordia of the Exercise Price in which case the Optionee will provide a direction to the broker to immediately sell at least a sufficient number of the Shares received upon exercise of the Option for proceeds in an amount sufficient to satisfy repayment of the advance, payment of applicable withholding taxes and any broker fees.

(c) Delivery of Share Certificates by Concordia - As soon as practicable after receipt of any Exercise Notice and full payment, Concordia will deliver to the Optionee a certificate or certificates representing the acquired Shares, provided that Concordia shall not be required to issue or deliver any certificate or certificates for Shares prior to the obtaining of approval or other clearance from any governmental agency which the Board in its sole discretion determines to be necessary or advisable.

3.5	Other Adjustments

Appropriate adjustments, in the number of Shares optioned and the Exercise Price of any outstanding Option shall automatically take effect upon any adjustments in the number of Shares resulting from any subdivision, consolidation or reclassification of the Shares, the payment of any stock dividend by Concordia (other than dividends in the ordinary course) or other relevant changes in the capital stock of Concordia and the Board shall determine the resulting Shares subject to any grant of Options and the Exercise Price thereof and such determination, absent manifest error, shall be binding on all parties.

3.6	Withholding and Tax Consequences Generally

(a) Tax Payment or Withholding - The exercise of each Option granted under this Plan is subject to the condition that if, at any time, Concordia determines, in its discretion, that the satisfaction of taxes, including withholding tax, or other withholding liabilities is necessary or desirable in respect of the exercise of any Optionee’s Option, the exercise of the Option is not effective unless such taxes have been paid or withholdings made or arranged to the satisfaction of the Board. Concordia may require an Optionee to pay to Concordia, in addition to the Exercise Price, any amount that Concordia is obliged to remit to the relevant taxing authority in respect of the exercise of the Option. Any such additional payment is due no later than the date on which any amount with respect to the Option exercised is required to be remitted by Concordia.

(b) Tax Returns - It is the responsibility of the Optionee to complete and file any tax returns which may be required of the Optionee under any applicable tax laws within the period prescribed by such laws.

3.7	Transfer of Options

(a) Options Not Transferable - An Option is personal to the Optionee and, except as otherwise set out in the Option Agreement relating to the grant of an Option or as determined by the Board or the Committee in its sole discretion, is non-assignable. Except as set out in the Option Agreement relating to the grant of an Option and this Section 3.7, during the lifetime of an Optionee that is an individual, an Option shall be exercisable only by the Optionee and, upon the death of an Optionee, by the legal personal representative(s) of the estate of the Optionee in accordance with Section 4.2(b)(i). No Options shall entitle the holder to any rights or privileges as a shareholder of Concordia until all conditions of exercise have been complied with in accordance with this Plan. In the case of an Optionee that is not an individual, any change of control of such Optionee or a change in control of such Optionee’s parent entity (direct or indirect) shall constitute a transfer for the purposes of this Plan.

(b) RRSPs and Holding Companies – Subject to the approval of the Board or the Committee, an Optionee that is an individual may elect, at any time, to participate in this Plan by holding or transferring any Options granted under this Plan in or to a registered retirement savings plan established by such Optionee for the sole benefit of such Optionee or in a personal holding company controlled by such Optionee. For the purposes of this Section 3.7(b), a personal holding corporation shall be deemed to be controlled by an Optionee if: (i) voting securities carrying more than 50% of the votes for the election of directors of such corporation are held, otherwise than by way of security only, by or for the benefit of such Optionee and the votes carried by such voting securities are entitled, if exercised, to elect a majority of the board of directors of such corporation; and (ii) all of the equity securities of such corporation are directly or indirectly held, otherwise than by way of security only, by or for the benefit of such Optionee and/or his or her spouse, children or grandchildren. In the event that an Optionee elects to hold the Options granted under this Plan in a registered retirement savings plan or personal holding corporation, the provisions of this Plan shall continue to apply as if the Optionee held such Options directly.

(c) Pledge of Options - An Optionee may pledge or otherwise grant a security interest in all or part of the Options held thereby from time to time in favour of a bank listed in a Schedule to the Bank Act (Canada) or other similar financial institution to secure bona fide indebtedness of the applicable Optionee.

(d) Law Requiring Transfer - If an Option becomes transferable by operation of law contrary to the provisions of this Plan, then such Option shall expire and become unexercisable immediately prior to such transfer.

ARTICLE 4

TERMINATION OF EMPLOYMENT

4.1	Employment Requirement

Subject to Section 4.2 and to any resolution passed by the Board providing otherwise, all Options held by an officer or employee of the Corporation or any Subsidiary (an “Employee Optionee”) shall expire and terminate, and any such Employee Optionee shall cease to be an Eligible Person, immediately upon the Employee Termination Date for such Employee Optionee or the date of such Employee Optionee’s death, Disability or Retirement.

4.2	Termination of Employment

(a) Application of this Section 4.2 - If the employment of an Employee Optionee terminates before the expiry of an Option held by that Employee Optionee in accordance with the terms thereof, then the provisions of Section 4.2(b) shall apply to:

(i)	Options that are exercisable upon the effective date of termination of such Employee Optionee’s employment (the “Employee Termination Date”) regardless of the reason for such termination; and

(ii)	Options that become exercisable in the one year period following the Employment Termination Date, if the termination arose as a result of the Employee Optionee’s death, Disability or Retirement.

(b) Exercise of Options Following Termination – Options referred to in Section 4.2(a) may be exercised as follows:

(i)	if the Employee Optionee is deceased, by the legal personal representative(s) of the estate of the Employee Optionee at any time during the one year period following the death of the Employee Optionee;

(ii)	if the termination of the employment of the Employee Optionee arises as a result of the Disability or Retirement of the Employee Optionee, by the Employee Optionee at any time during the one year period following the Employment Termination Date;

(iii)	if the termination of the employment of the Employee Optionee arises as a result of a termination for cause or resignation of the Employee Optionee without good reason, by the Employee Optionee at any time during the 10-day period following the Employee Termination Date; or

(iv)	in all other cases, by the Employee Optionee at any time during the 90-day period following the Employee Termination Date.

(c) When Employment Terminates - For purposes of this Plan, an Employee Optionee shall be deemed to have ceased to be employed by Concordia or any Subsidiary on the earlier of the effective date the Employee Optionee is formally terminated or ceases to perform services for Concordia or such Subsidiary, as the case may be, without regard to: (i) whether such Employee Optionee continues thereafter to receive any payment from Concordia or such Subsidiary, as the case may be, in respect of the termination of such Employee Optionee’s employment, including without limitation any continuation of salary or other compensation in lieu of notice of such termination; or (ii) whether such Employee Optionee is entitled or claims to be entitled at law to greater notice of such termination or compensation in lieu thereof than has been received by such Employee Optionee.

(d) Meaning of “For Cause” and “Without Good Reason” - For purposes of Section 4.2, a termination shall be deemed to have been “for cause”, or a resignation deemed to have been “without good reason”, in any circumstances where such termination or resignation, as applicable, arises in connection with: (i) the Employee Optionee’s conviction in a court of law or entering a plea of guilty to any offence under the Criminal Code (Canada) or any similar legislation of any jurisdiction punishable by imprisonment, unless such conviction or plea is in respect of behaviour that could not reasonably be considered as related to the Employee Optionee’s employment or damaging to the reputation of Concordia or its Subsidiaries; or (ii) any moral turpitude whatsoever or any act or omission by the Employee Optionee that constitutes fraud, dishonesty, breach of trust or theft involving the funds, property, business or affairs of Concordia or any of its Subsidiaries.

4.3	Unexercisable Options

Except in connection with the death, Disability or Retirement of an Employee Optionee as provided for in Section 4.2(a)(ii), any Options held by the Optionee that were not exercisable at the Employee Termination Date shall immediately expire and be cancelled on such date.

4.4	Leaves of Absence

For purposes of this Plan, an Optionee who is granted in writing a leave of absence or who is entitled to a statutory leave of absence shall be deemed to have remained in the employ of Concordia or a Subsidiary, as applicable, during such leave of absence.

4.5	Change of Status

Notwithstanding Section 4.1, unless the Board, in its discretion, otherwise determines, at any time and from time to time, Options held by an Employee Optionee are not affected by a change of employment within or among Concordia and one or more of its Subsidiaries for so long as the Optionee continues to be an Employee Optionee.

4.6	Discretion to Permit Exercise

Notwithstanding the provisions of Section 4.1, the Board may, in its sole discretion, at any time prior to or following the events contemplated in this Article 4, permit the exercise of any or all Options held by the Optionee in the manner and on the terms authorized by the Board.

ARTICLE 5

AMENDMENT OR DISCONTINUANCE OF PLAN

5.1	Amendment, Suspension and Termination

(a) Right of the Board to Amend, etc. - In addition to any other rights provided in this Plan, but subject to Section 5.1(b) and 5.1(c) the Board may:

(i)	amend, suspend or terminate this Plan or any portion thereof at any time and without notice to or approval from any Optionee; or

(ii)	amend or modify any outstanding Option in any manner to the extent that the Board would have had the initial authority to grant the Option as so modified or amended,

whereupon this Plan shall be amended or discontinued, as appropriate, in the manner and to the extent required by applicable laws and other rules and regulations.

(b) Restrictions on Amendments etc. – The Board shall not take any action pursuant to Section 5.1(a) that would adversely affect the rights of an Optionee in a material manner in connection with any Option, unless:

(i)	such action is permitted by this Plan or the Option Agreement relating to such Option; or

(ii)	the prior consent of the affected Optionee is obtained, and provided that such action is taken in accordance with applicable legislation, and subject to any required regulatory or shareholder approval.

(c)	Amendments Requiring Shareholder Approval. - Notwithstanding anything to the contrary in Sections 5.1(a) or 5.1(b), the Board may not make any amendments, modifications and changes to this Plan or to any Option granted under this Plan with respect to the following matters without the approval of the shareholders of Concordia, in accordance with the applicable rules and regulations of the Stock Exchange:

(i)	the maximum number of Shares reserved for issuance under this Plan;

(ii)	a reduction in the exercise price for Options held by Insiders of Concordia;

(iii)	an extension to the term of any Option held by Insiders of Concordia;

(iv)	an increase in any limit on grants of Options to Insiders set out in this Plan; and

(v)	any amendment to this Section 5.1 that is not: (i) determined to be necessary or desirable to ensure continuing compliance with applicable laws, regulations, requirements, rules or policies of any governmental authority or Stock Exchange; or (ii) of a “housekeeping” nature, which includes amendments to eliminate any ambiguity or correct or supplement any provision contained herein which may be incorrect or incompatible with any other provision hereof.

5.2	Effect of Termination of Plan

If this Plan is terminated, the provisions of this Plan and any administrative guidelines, and other rules and regulations adopted by the Board and in force at the time of this Plan, will continue in effect as long as any Options or any rights pursuant thereto remain outstanding. Any rights to purchase Shares predating this Plan pursuant to the option plans of Concordia or its Subsidiary shall hereafter be governed and subject to this Plan except for the purpose of the calculations necessary under Sections 2.2 and 3.1(a).

ARTICLE 6

LIQUIDITY EVENTS

6.1	Consequences of Liquidity Event

(a) Application of Section 6.1 - If Concordia proposes to amalgamate, merge or consolidate with any other Third Party, or in connection with any proposed sale or conveyance of all or substantially all of the property or assets of Concordia to a Third Party or any proposed offer to acquire all of the outstanding Shares of Concordia by a Third Party (in each case, a “Liquidity Event”), the terms and conditions of this Section 6.1 shall apply.

(b) Determination of Continuing Employees - In connection with any Liquidity Event, the Board (in consultation with any counterparty to a transaction which constitutes such Liquidity Event), shall determine which Employee Optionees will, as applicable, have their employment with Concordia, its Subsidiaries or their successors terminated or to whom an offer of employment with the acquirer will not be extended. Such Employee Optionees are referred to under this Plan as “Non-Continuing Employee Optionees”. All other Employee Optionees are referred to under this Plan as “Continuing Employee Optionees”.

(c) Effect of Liquidity Event - In connection with a Liquidity Event, at the discretion of the Board, the Board may declare Options held by Non-Continuing Employee Optionees and/or the Options held by Continuing Employee Optionees to either of the below:

(i)

All or a portion of such Options shall be exchanged immediately prior to the completion of the Liquidity Event for options (of substantially similar terms and value) to purchase shares in the capital of the acquiror or any corporation which results from an amalgamation, merger or similar transaction involving Concordia in connection with the Liquidity Event, whereupon all rights associated with the affected Options to purchase the Shares underlying such Options or to exercise such Options shall terminate and all such outstanding Options shall immediately expire and cease to have any further force or effect; or

(ii)	For all such Options there shall be paid or delivered by Concordia, or Concordia shall cause to be paid or delivered, an amount of cash or non-cash consideration per Share, as applicable, in respect of each of the Shares underlying all such vested Options immediately prior to the completion of the Liquidity Event equal in value (as determined by the Board in its discretion, acting reasonably) to the positive difference between the price per Share equal to the greater of the Market Price and the price paid by any third party purchaser (in the case of an acquisition of all of the Shares of Concordia) and the applicable Exercise Price, whereupon all rights of the affected Options and the rights of the holder thereof to exercise such Options shall terminate and all such outstanding Options shall immediately expire and cease to have any further force or effect.

6.2	Alternative Consequences

(a) If the actions set out in Sections 6.1 (or some combination thereof) cannot, as determined by the Board in its sole discretion, be completed by reason of conflict with applicable laws or the regulations of a Stock Exchange with respect to any of the Options held by a Continuing Employee Optionee or Non-Continuing Employee Optionee, as applicable, the vesting of all Options held by such Continuing Employee Optionee or Non-Continuing Employee Optionee, as applicable, may be accelerated by resolution of the Board and shall thereafter not be affected by any action completed in accordance with Section 6.1 (other than being cancelled after the Liquidity Event), as applicable, to permit the exercise of such Options at any time prior to the completion of the Liquidity Event, and upon completion of the Liquidity Event all rights of the affected Continuing Employee Optionee or Non-Continuing Employee Optionee to purchase the Shares underlying such Options or to exercise such Options shall terminate and all such outstanding Options shall immediately expire and cease to have any further force or effect.

(b) The Board may exercise any of its powers under Sections 6.1 and 6.2(a) prior to the date of completion of a Liquidity Event, conditional on the Liquidity Event being completed.

ARTICLE 7

MISCELLANEOUS PROVISIONS

7.1	No Right to Employment or Service

(a) Neither participation in this Plan nor any action taken under this Plan shall give or be deemed to give any Optionee a right to continued employment with, or service to, Concordia or any Subsidiary, nor shall such participation interfere with the right of Concordia or any Subsidiary to terminate any Optionee’s employment or provision of service at any time or for any reason.

(b) Nothing in this Plan or the Optionee’s opportunity to participate in this Plan shall be construed to provide the Optionee with any rights whatsoever to participate or continue to participate in this Plan, or to compensation or damages in lieu of continued participation or the right to participate in this Plan upon the termination of the Optionee as officer or employee of Concordia or any Subsidiary for any reason whatsoever.

7.2	Fractional Shares

No fractional Shares will be issued on the exercise of any Options granted under this Plan. If, as a result of any adjustment to the number of Shares issuable on the exercise of any Options granted pursuant to this Plan, an Optionee would be entitled to receive a fractional Share, such Optionee shall have the right to acquire only the adjusted number of full Shares and no payment or other adjustment will be made with respect to the fractional Shares so disregarded. For the avoidance of doubt, in the event that an Optionee would be entitled to a fractional Share upon the exercise of any Options, no such fractional Share shall be issued but the number of Shares to be received by such Optionee shall be rounded down to the next lowest whole number of Shares.

7.3	Rights as Shareholder

Optionees shall not be, and shall not have any of the rights or privileges of, shareholders of Concordia in respect of any Shares purchasable in connection with any grant unless and until full payment has been made to Concordia, all conditions of exercise of an Option have been complied with by the Optionee and certificates representing any such Shares have been issued by Concordia to such Optionees (or book entries representing such Shares have been made and such Shares have been deposited with the appropriate registered book-entry custodian) in accordance with this Plan and applicable Option Agreement. For greater certainty, an Optionee shall not have the right or be entitled to exercise any voting rights, receive dividends or have or be entitled to any other rights as a shareholder of Concordia in respect of any Options.

7.4	Severability

The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from this Plan to the extent of such invalidity or unenforceability.

7.5	Option Grants Conditional

(a) If at any time Concordia shall determine in its sole discretion that the issuance of Shares upon the exercise of Options may conflict or be inconsistent with any applicable law or regulation of any governmental agency having jurisdiction over Concordia or its securities, Concordia reserves the right to refuse to issue such Shares for so long as such conflict or inconsistency remains outstanding. In such case such Options shall be treated for all purposes under this Plan as if they were subject to a Black-Out Period.

(b) The exercise of the Options granted under this Plan shall be subject to:

(i)	the receipt from the applicable Optionee of such representations, agreements and undertakings including as to future dealings in Shares issued upon the exercise of Options, as Concordia or its counsel determines to be necessary or advisable in order to prevent any violation of securities or other laws of any jurisdiction or as may be required by the underwriters of any public offering of securities of Concordia; and

(ii)	the condition that if at any time Concordia shall determine in its sole discretion that it is necessary or desirable to comply with any legal requirements or the requirements of any regulatory authority or to obtain any approval or consent from any such regulatory authority as a condition of, or in connection with, this Plan, any grant of Options under this Plan, the exercise of the Options granted under this Plan or the issue of Shares as a result thereof, then in any such event any Options granted prior to such approval and acceptance shall be conditional upon such compliance having been effected or such approval or consent having been given and no such Options may be exercised unless and until such compliance is effected or until such approval or consent is given on conditions satisfactory to Concordia in its sole discretion.

7.6	Governing Law

This Plan and all Option Agreements entered into pursuant to this Plan shall be governed by the laws of Ontario.

7.7	Notices

Each notice relating to any Options granted pursuant to this Plan, including any notices in connection with the exercise thereof, must be in writing. All notices to Concordia must be delivered personally or by prepaid registered mail or recognized courier service. All notices to an Optionee will be addressed to the principal address of the Optionee on file with Concordia. Either Concordia or an Optionee may designate a different address by written notice to the other. Any notices delivered to Concordia or an Optionee shall be deemed to be received, if delivered personally, on the date of delivery, and if sent by prepaid registered mail or recognized courier service, on the third Business Day following the date of mailing. Any notice given by an Optionee or Concordia is not binding on the recipient thereof until received or deemed to be received in accordance with this Section 7.7.

7.8	Special Requirements for U.S. Taxpayers

In addition to the other provisions of this Plan (and notwithstanding any other provision of this Plan to the contrary), the following limitations and requirements will apply to any Option granted to a U.S. taxpayer;

(a) If the specified averaging period described in the definition of Market Price in Section 1.2 is to be used with the Option granted to a U.S. taxpayer, the Board shall irrevocably specify the commitment to grant the Option before the beginning of any specified averaging period upon which the Market Price is to be based (and, for greater certainty, such specification shall include the number of Shares subject to the Option and the method for determining the exercise price before the beginning of the specified averaging period).

(b) Notwithstanding Section 3.3(b) or any other provision of this Plan, an Option granted to a U.S. taxpayer shall expire no later than the Option’s maximum expiry dated as established on the Date of Grant in accordance with Section 3.3(a).

7.9	Effective Date

This Plan shall be effective as of the Effective Date.

Effective as of December 20, 2013, as duly approved by resolution of the shareholders of the Corporation on December 16, 2013.

Amended as of June 27, 2014, by resolution of the Shareholders of the Corporation dated June 27, 2014.

Amended as of November 13, 2014, by resolution of the Board of Directors of the Corporation dated November 13, 2014.

SCHEDULE A

OPTION AGREEMENT

Concordia Healthcare Corp. (“Concordia”) hereby grants to the Optionee named below (the “Optionee”),                      options (the “Options”) to purchase, in accordance with and subject to the terms and conditions of this Agreement, together with the provisions of the Concordia Stock Option Plan (the “Plan”) dated December 20, 2013 as amended on June 27, 2014 and November 13, 2014, and as may be further amended from time to time, the number of common shares in the capital of Concordia (“Shares”) at the exercise price per share set forth below:

Name of Optionee:

Address of Optionee:

Date of Grant:	<@>

Total Number of Shares Subject to Options:	<@>

Expiry Date:	<@>

Vesting Date	Number of Options Becoming Exercisable	Exercise Price

The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Option Agreement and are acknowledged and agreed to by the Optionee and Concordia. All capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

CONCORDIA HEALTHCARE CORP.

By:
Name:
Title:

I have read the foregoing Option Agreement and the Plan and hereby accept the Options to purchase Shares in accordance with and subject to the terms and conditions of such Agreement and the Plan. I agree to be bound by the terms and conditions of the Plan.

Date Accepted	Name:

SCHEDULE B

EXERCISE NOTICE FORM – OPTIONS

Exhibit A

EXERCISE NOTICE FORM – OPTIONS

This Exercise Notice is delivered to Concordia in respect of the options to purchase common shares (“Shares”) of Concordia Healthcare Corp. (“Concordia”) granted to me (the “Options”) pursuant to the 2013 Stock Option Plan of Concordia (the

“Plan”).

I,		,	hereby exercise the Options as set out below.
(print name)

Date of Grant:

Number of Shares:

Exercise Price per Share: C$

CHOOSE ONE OF THE FOLLOWING:

A.	Cash Exercise

In connection with the foregoing, in order to make full payment of the exercise price to acquire the Shares under the Options and pay the required amount of withholding taxes, in the aggregate amount of C$                    , I hereby select one of the following options:

☐ I enclose a certified cheque or bank draft payable to Concordia; or

☐ I have initiated a wire transfer of immediately available funds to Concordia.

B.	Cashless Exercise

In connection with the foregoing and in accordance with Section 3.4(b) of the Plan I elect a cashless exercise of the Options.

I hereby irrevocably authorize [name of qualified broker] (“Broker”) to promptly sell on my behalf at least a sufficient number of Shares acquired upon exercise of the Options to realize sale proceeds in an amount equal to the exercise price, applicable withholding taxes, plus any brokerage commissions or fees. I hereby direct Broker to deliver an amount equal to the exercise price and withholding taxes to Concordia to the extent such amounts were not otherwise paid to Concordia.

Dated	Optionee’s Signature

SCHEDULE B

CHANGE OF AUDITOR

REPORTING PACKAGE

May 15, 2014

PRIVATE AND CONFIDENTIAL

Collins Barrow Toronto LLP, Chartered Accountants

11 King St. West

Suite 700, Box 27

Toronto, Ontario

M5H 4C7

Dear Sirs/Mesdames:

RE: NOTICE OF CHANGE OF AUDITORS

In compliance with National Instrument 51-102 (“NI 51-102”) – Change of Auditor of a Reporting Issuer (attached as Schedule “A” hereto), please be advised as follows:

1.	The former auditor of Concordia Healthcare Corp. (the “Corporation”), Collins Barrow Toronto LLP, Chartered Accountants (the “former auditor”), is not being proposed for re-appointment at the next annual meeting of shareholders of the Corporation (“Shareholders”). Subject to applicable regulatory and Shareholder approvals, effective June 25, 2015, the Corporation’s new auditor will be PwC Canada LLP (the “proposed auditor”). At the Annual General Meeting of Shareholders scheduled for June 25, 2015, the Shareholders will be asked to approve the appointment of the proposed auditor as the auditor of the Corporation.

2.	There were no reservations in the Auditor’s Reports for either of the Corporation’s two most recently completed fiscal years or for any period subsequent thereto for which an audit report was issued and preceding the date hereof.

3.	The non-appointment of the former auditor and the appointment of the proposed auditor was considered and approved by the Corporation’s audit committee and the board of directors of the Corporation.

4.	In the opinion of the Corporation’s audit committee and the board of directors of the Corporation, there were no “reportable events” as defined in NI-51-102.

Please advise the Corporation’s board of directors in writing whether you (i) agree; (ii) disagree, and the reasons why; or (iii) have no basis to agree or disagree with the information contained in this notice, based on your knowledge of the affairs of the Corporation. It is further requested that you address your response to the relevant securities administrators and the proposed auditor (list of addresses attached as Schedule “B” hereto) and provide such response within seven (7) days from the date hereof.

Dated this 15 of May, 2015

“Mark Thompson”

Mark Thompson

On behalf of the Board of Directors of Concordia Healthcare Corp.

Collins Barrow Toronto LLP
Collins Barrow Place
11 King Street West
Suite 700, Box 27
Toronto, Ontario
M5H 4C7 Canada

T. 416.480.0160
F. 416.480.2646

www.collinsbarrow.com

May 20, 2015

Ontario Securities Commission

Alberta Securities Commission

British Columbia Securities Commission

The Manitoba Securities Commission

Financial and Consumer Services Commission New Brunswick

Office of the Superintendent of Securities Service Newfoundland and Labrador

Nova Scotia Securities Commission

Office of the Superintendent of Securities Prince Edward Island

Autorité des marchés financiers (Quebec)

Financial and Consumer Affairs Authority of Saskatchewan

PWC Canada LLP

Dear Sir/Mesdames:

RE:	Notice of Change of Auditors

Concordia Healthcare Corp. (the “Corporation”) (the “Notice”)

We have read the Notice of Change of Auditor dated May 15, 2015 from the Corporation (the “Notice”), delivered to us in accordance with National Instrument 51-102 and, based on our knowledge of the information at this time, we agree with each statement contained in the Notice.

Yours very truly,

Licensed Public Accountants
Chartered Professional Accountants

cc:	Board of Directors of the Corporation

Mark Thompson, President and Chief Executive Officer

Leith Tessy, Chief Financial Officer and Secretary-Treasurer

This office is independently owned and operated by Collins Barrow Toronto LLP
The Collins Barrow trademarks are used under License.

May 15, 2014

PRIVATE AND CONFIDENTIAL

PWC Canada LLP

18 York St

Toronto, Ontario

M5V 2T6

Dear Sirs/Mesdames:

RE: NOTICE OF CHANGE OF AUDITORS

In compliance with National Instrument 51-102 (“NI 51-102”) – Change of Auditor of a Reporting Issuer (attached as Schedule “A” hereto), please be advised as follows:

1.	The former auditor of Concordia Healthcare Corp. (the “Corporation”), Collins Barrow Toronto LLP, Chartered Accountants (the “former auditor”), is not being proposed for re-appointment at the next annual meeting of shareholders of the Corporation (“Shareholders”). Subject to applicable regulatory and Shareholder approvals, effective June 25, 2015, the Corporation’s new auditor will be PwC Canada LLP (the “proposed auditor”). At the Annual General Meeting of Shareholders scheduled for June 25, 2015, the Shareholders will be asked to approve the appointment of the proposed auditor as the auditor of the Corporation.

2.	There were no reservations in the Auditor’s Reports for either of the Corporation’s two most recently completed fiscal years or for any period subsequent thereto for which an audit report was issued and preceding the date hereof.

3.	The non-appointment of the former auditor and the appointment of the proposed auditor was considered and approved by the Corporation’s audit committee and the board of directors of the Corporation.

4.	In the opinion of the Corporation’s audit committee and the board of directors of the Corporation, there were no “reportable events” as defined in NI-51-102.

Please advise the Corporation’s board of directors in writing whether you (i) agree; (ii) disagree, and the reasons why; or (iii) have no basis to agree or disagree with the information contained in this notice, based on your knowledge of the affairs of the Corporation. It is further requested that you address your response to the relevant securities administrators and the former auditor (list of addresses attached as Schedule “B” hereto) and provide such response within seven (7) days from the date hereof.

Dated this 15 of May, 2015

“Mark Thompson”

Mark Thompson

On behalf of the Board of Directors of Concordia Healthcare Corp.

May 20, 2015

Ontario Securities Commission

Alberta Securities Commission

British Columbia Securities Commission

The Manitoba Securities Commission

New Brunswick’s Financial and Consumer Services Commission

Office of the Superintendent of Securities Services Newfoundland and Labrador

Nova Scotia Securities Commission

Prince Edward Island’s Office of the Superintendent of Securities

Autorité des marchés financiers (Quebec)

Financial and Consumer Affairs Authority of Saskatchewan

Collins Barrow Toronto LLP, Chartered Accountants

Dear Sirs/Madames:

We have read the statements made by Concordia Healthcare Corp. in the attached copy of change of auditor notice dated May 15, 2015, which we understand will be filed pursuant to Section 4.11 of National Instrument 51-102.

We agree with the statements in the change of auditor notice dated May 15, 2015.

Yours very truly,

Ross Sinclair
Partner
Audit and Assurance

RS:chk

Encls.

cc:	Board of Directors of Concordia Healthcare Corp.

Mark Thompson, President and Chief Executive Officer

Leith Tessy, Chief Financial Officer and Secretary Treasurer

PricewaterhouseCoopers LLP
PwC Centre, 354 Davis Road, Suite 600, Oakville, Ontario, Canada L6J 0C5 T: +1 905 815 6300, F: +1 905 815 6499, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.